Exhibit 10.1

2007
(1) A L WHEELER AND M L DONOVAN
(2) THORNTON PRECISION COMPONENTS LIMITED

SALE AND PURCHASE AGREEMENT

Princess House 122 Queen Street Sheffield S1 2DW

1.	INTERPRETATION

2.	SALE AND PURCHASE AND WAIVER OF PRE-EMPTION RIGHTS

3.	PURCHASE PRICE

4.	RETENTION

5.	ADJUSTMENT OF PURCHASE PRICE

6.	COMPLETION

7.	WARRANTIES

8.	LIMITATIONS ON CLAIMS

9.	TAX COVENANT

10.	INDEMNITIES

11.	PREVIOUS YEAR PROFITS

12.	RESTRICTIONS ON SELLERS

13.	CONFIDENTIALITY AND ANNOUNCEMENTS

14.	FURTHER ASSURANCE

15.	ASSIGNMENT

16.	WHOLE AGREEMENT

17.	VARIATION AND WAIVER

18.	COSTS

19.	NOTICE

20.	INTEREST ON LATE PAYMENT

21.	SET OFF

22.	SEVERANCE

23.	AGREEMENT SURVIVES COMPLETION

24.	THIRD PARTY RIGHTS

25.	SUCCESSORS

26.	COUNTERPARTS

27.	LANGUAGE

28.	GOVERNING LAW AND JURISDICTION

29.	RELEASE OF GUARANTEE

SCHEDULE 1 PARTICULARS OF SELLERS

Part 1.	Particulars of sellers and apportionment of purchase price

SCHEDULE 2 PARTICULARS OF THE COMPANY AND SUBSIDIARIES

Part 1.	The Company

Part 2.	The Subsidiaries

SCHEDULE 3 COMPLETION

Part 1.	What the Sellers shall deliver to the Buyer at Completion

Part 2.	Matters for the board meetings at Completion

SCHEDULE 4 WARRANTIES

Part 1.	General warranties

Part 2.	Tax warranties

SCHEDULE 5 TAX COVENANT

SCHEDULE 6 INTELLECTUAL PROPERTY RIGHTS

Part 1:	Registered intellectual property rights

Part 2:	Material unregistered intellectual property rights

Part 3.	Intellectual property rights licensed from third parties

Part 4.	Intellectual property rights licensed to third parties

Schedule 7 INFORMATION TECHNOLOGY

SCHEDULE 8 PARTICULARS OF PROPERTIES

Part 1:	Freehold properties

Part 2.	Leasehold properties

Freehold properties

SCHEDULE 9 COMPLETION ACCOUNTS

Part 1.	General

Part 2.	Accounting Policies.

SCHEDULE 10 HP LIABILITIES

SCHEDULE 11 ESTIMATED DEBT

THIS AGREEMENT is dated January 9, 2007

PARTIES

(1)                                  The several persons whose names and addresses are set out in Schedule 1 (Sellers).

(2)                                  THORNTON PRECISION COMPONENTS LIMITED incorporated and registered in England and Wales with company number 00293190 whose registered office is at Beulah Road, Sheffield S6 2AN (Buyer).

BACKGROUND

(A)                              Whedon Limited, a company incorporated and registered in England and Wales with Company Number 05696257 whose registered office is at Whitacre Industrial Estate, Nuneaton, Warwickshire CV11 6BX (further details of which are set out in Part 1 of Schedule 2) (“the Company”)  has an issued share capital of £1000 divided into 1000 Ordinary Shares of £1.00 each.

(B)                                Further particulars of the Company and of the Subsidiaries at the date of this agreement are set out in Schedule 2.

(C)                                The Sellers are the legal and beneficial owners of, and are otherwise able to procure the transfer of, the legal and beneficial title to the number of Sale Shares set out opposite their respective names in Schedule 1 comprising in aggregate the whole of the issued share capital of the Company.

(D)                               The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement on a debt free basis.

AGREED TERMS

1.                                      INTERPRETATION

1.1                                 The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the audited financial statements of the Company and the Subsidiaries of the Company as at and to the Accounts Date, comprising the individual accounts of the Company and its Subsidiaries, and in the case of

Clamonta, the consolidated Group accounts, including in each case the balance sheet, profit and loss account together with the notes thereon and the auditor´s and Directors´ reports (copies of which are attached to the Disclosure Letter).

Accounts Date: 31 October 2006.

Bank Instruction Letter: the letter, in the agreed form, from the Escrow Agents to the Escrow Bank.

Business: the business of the Company and the Subsidiaries, namely precision engineering within the machining network for engine furniture in the aerospace industry.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business.

Buyer´s Solicitors: hlw Commercial Lawyers LLP of Princess House, 122 Queen Street, Sheffield S1 2DW

CAA 2001: the Capital Allowances Act 2001.

Claim and Substantiated Claim: have the meanings set out respectively in clause 8.

Clamonta: Clamonta Limited a company incorporated and registered in England and Wales with Company Number 03816617 whose registered office is at Whitacre Industrial Estate, Nuneaton, Warwickshire CV11 6BX, the Subsidiary of the Company.

Companies Acts: the Companies Act 1985 and the Companies Act 1989.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: the date of this agreement.

Completion Payment: the sum of £2,570,515.09.

Connected: in relation to a person, has the meaning contained in section 839 of the ICTA 1988.

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

1.1.1                        by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

1.1.2                        by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Crown Place Liability: all sums (whether capital, interest or otherwise) however in the future payable by, or any other Liability of the Company or any of the Subsidiaries to Crown Place VCT plc on any grounds whatsoever but including, without limitation, pursuant to (a) a share sale agreement dated 19 April 2001 between the Sellers (1) Crown Place VCT plc (2) the Company (3) and Clamonta (4); and/or (b) a Deed of Variation dated 19 April 2006 between Clamonta (1) Crown Place VCT plc (2) and the Company (3) (the “Deed of Variation”) and/or the Loan referred to in the Deed of Variation but excluding any sums paid direct to Crown Place VCT plc by the Sellers direct on behalf of the Company and/or the Subsidiaries (whether before or after Completion) and which are not recoverable by the Sellers from the Company and/or any of the Subsidiaries whether under the principle of subrogation or otherwise.

Debt: shall mean the following calculation:

A minus B = Debt (this is the level of debt net of positive cash balances)

Where A shall collectively mean points (i) to (iv) below :

(i)                                     All sums and any other liability due at the date of Completion or at any time in the future in respect of any sums drawn or liability incurred prior to Completion pursuant to the invoice discounting facility provided by HSBC Invoice Finance (UK) Limited utilised by the Company and its Subsidiary and which facility is in existence as at Completion but excluding any sum drawn down by the Company (and any liability arising as a result of any such draw down) after Completion;

(ii)                                  All sums and any other liability due at the date of Completion or at any time in the future in respect of any sums drawn or liability incurred prior to Completion pursuant to the commercial mortgage loan for the Properties with HSBC Bank PLC;

(iii)                               All sums and any other liability due at the date of Completion or at any time in the future  in respect of any sums drawn or liability incurred prior to Completion pursuant to the flexible business loan dated 17 May 2005 from  HSBC Bank PLC to Clamonta;

(iv)                              All sums and any other liability due at the date of Completion or at any time in the future in respect of any sums drawn or liability incurred prior to Completion pursuant to the loan from HSBC Bank PLC to the  Company dated 19 April 2006;

(v)                                 All sums and any other liability due at the date of Completion or at any time in the future (due as at the Completion Date)  in respect of the Crown Place Liability

(vi)                              The amount of all Completion Liabilities.

(vii)                           The amount by which the Completion MCT Provision exceeds the sum of £180,000.

in each case including interest but excluding all penalties early repayment fees and exit fees.

Where B shall mean the cash at HSBC Bank PLC standing to the credit of the Company and its Subsidiary as reconciled with and to derive the cash book balance at the date of Completion but after deducting from such credit balance the sum of £283,527.

Director: each person who is a director or shadow director of the Company or any of the Subsidiaries, the names of whom are set out in Schedule 2  .

Disclosed: fairly and accurately disclosed (with sufficient details to identify the nature of the matter disclosed) in or under the Disclosure Letter.

Disclosure Letter: the letter from the Sellers to the Buyer with the same date as this agreement and described as the disclosure letter, including the bundle of documents attached to it (Disclosure Bundle).

Due Amount: the amount (if any) due to the Buyer by way of adjustment of the Purchase Price in accordance with the terms of clause 5 of this Agreement or in respect of a Substantiated Claim.

Escrow Agents:  the Sellers’ Solicitors.

Escrow Bank:The Royal Bank of Scotland  Colmore Row Branch Birmingham  Account Number  103 27844 Sort Code 16-13-18

Escrow Letter: the letter, in the agreed form, to be signed by the parties instructing and authorising the Escrow Agents to establish and operate the Retention Account.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

Estimated Debt: those debts of the Company and the Subsidiaries listed in Schedule 11.

Event: has the meaning given in Schedule 5.

FSMA: the Financial Services and Markets Act 2000.

Group: in relation to a company (wherever incorporated) that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a group is a member of the group.  Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

ICTA 1988: the Income and Corporation Taxes Act 1988.

IHTA 1984: the Inheritance Tax Act 1984.

Intellectual Property Rights: has the meaning given in paragraph 17.1 of Part 1 of Schedule 4.

Pension Scheme: Firstly, Standard Life Scheme (number J33445) known as the Clamonta Limited GPPP for all employees. Secondly, a Scottish Widow’s directors’ pension scheme known as Scottish Widow’s Appropriate Personal Pension Scheme; (scheme   number  for Leigh Donovan is 3171447 and scheme number for Alan Wheeler is 3171345) and thirdly a personal pension plan known as the Trustees of the Linford Engineering  Company Directors Retirement Benefits Plan  (scheme number for both Alan Wheeler and Leigh Donovan is 10P35D91). Fourthly life cover with St James Place the scheme number for Alan Wheeler is 77B54E23  and for Leigh Donovan the scheme number is 77B54C254.

Previous Year Period: means the period from 1 November 2005 to 31 October 2006.

Previous  Year Profit:  means the consolidated operating profit of Clamonta and its subsidiaries as shown in the Accounts subject to the following adjustments;

(1)                                  Before interest and dividends

(2)                                  Before Tax

(3)                                  Before all costs relating to the refinancing of the business and the management buy out completed on 15 April 2006, and the refinancing of the Company’s borrowings in May 2005 in the sum of £6,380, and professional fees incurred in respect of the void share transaction in the sum of £30,000.

(4)                                  Before amortisation of goodwill

(5)                                  Before the writing back or releasing of the General Provisions

(6)                                  Before taking into account any profit made on disposals of fixed capital assets since 1 November 2005

(7)                                  Before taking into account any impairment review of the assets of Clamonta and its Subsidiaries

Previously-owned Land and Buildings: has the meaning given in paragraph  22.2 of Part 1 of Schedule 4  .

Properties: has the meaning given in paragraph 22.3 of Part 1 of Schedule 4

Purchase Price: the purchase price for the Sale Shares to be paid by the Buyer to the Sellers in accordance with clause 3.

Release Date: has the meaning given in clause 4.

Retention Account: the interest-bearing bank account at the Escrow Bank to be established in accordance with the Escrow Letter.

Sale Shares: the 1000 Ordinary Shares of £1.00 each in the Company, all of which have been issued and are fully paid.

Sellers´ Solicitors: Hawkins Hatton LLP of Trafalgar House, 47-49 King Street, Dudley DY2 8PS.

Subsidiary: in relation to a company wherever incorporated (a holding company) means a “subsidiary” as defined in section 736 of the Companies Act 1985 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company. Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time will apply to the company as it is at that time.

Tax or Taxation: has the meaning given in Schedule 5 .

Tax Covenant: the tax covenant as set out in Schedule 5

Tax Claim: has the meaning given in Schedule 5.

Tax Warranties: the Warranties in  Part 2 of Schedule 4  .

Taxation Authority: has the meaning given in Schedule 5.

Taxation Statute: has the meaning given in Schedule 5.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the representations and warranties in clause 7 and Schedule 4  .

1.2                                 Clause and schedule headings do not affect the interpretation of this agreement.

1.3                                 A person includes a corporate or unincorporated body.

1.4                                 Words in the singular include the plural and in the plural include the singular.

1.5                                 A reference to one gender includes a reference to the other gender.

1.6                                 A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.7                                 Writing or written includes faxes but not e-mail.

1.8                                 Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.9                                 References to clauses and schedules are to the clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.10                           Unless otherwise expressly provided, the obligations and liabilities of the Sellers under this agreement are joint and several.

1.11                           References to Subsidiary or Subsidiaries  are references to a Subsidiary or Subsidiaries of the Company and/or Clamonta (as the case may be).

1.12                           Reference to this agreement include this agreement as amended or varied in accordance with its terms.

2.                                      SALE AND PURCHASE AND WAIVER OF PRE-EMPTION RIGHTS

2.1                                 On the terms of this agreement, the Sellers shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, or made or paid on or after the date of this agreement.

2.2                                 Each of the Sellers severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any of them conferred on him under the articles of association of the Company or otherwise and shall procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this agreement.

2.3                                 The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.                                      PURCHASE PRICE

3.1                                 The Purchase Price is the Completion Payment as adjusted in accordance with clause 5 (Adjustment of the Purchase Price) and Schedule 9 (Completion Accounts).

3.2                                 The Completion Payment is payable in cash at Completion by the Buyer and shall be paid:

3.2.1                        as £2,470,515.09 to Sellers’ Solicitors, who shall be responsible for ensuring that such sum is apportioned between the Sellers in the proportions set out opposite the Sellers’ names in Schedule 1; and

3.2.2                        as the balance of £100,000 into the Retention Account, which shall be maintained in accordance with the provisions of clause 4; and

3.3                                 The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer:

3.3.1                        For a breach of any warranty which is agreed in writing and/or adjudicated by a Court of competent jurisdiction as provided herein and not appealed within 12 months thereof; or

3.3.2                        Under clause 5 which is agreed in writing and/or adjudicated by a Court of competent jurisdiction as provided herein and not appealed within 12 months thereof; or

3.3.3                        Under the Tax Covenant which is agreed in writing and/or adjudicated by a Court of competent jurisdiction as provided herein and not appealed within 12 months thereof.

4.                                      RETENTION

4.1                                 No amount shall be released out of the Retention Account otherwise than in accordance with this clause 4.

4.2                                 Subject as otherwise provided by this clause 4, the amount (if any) standing to the credit of the Retention Account (including any accrued interest but less any applicable bank charges) on the date upon which any payment by way of adjustment of the Purchase Price falls due for payment pursuant to clause -5.3 (“Release Date”) shall be released to the Sellers’ Solicitors (who shall be responsible for ensuring that such sum is apportioned between the Sellers in the proportions set out opposite their names in Schedule 1).

4.3                                 Any interest that may accrue on the credit balance on the Retention Account shall be credited to the Retention Account and any payment of principal out of the Retention Account shall include a payment of the interest earned on such principal sum by the Retention Account.

4.4                                 The liability to taxation on any interest on any amount in the Retention Account shall be borne by the party ultimately entitled to that amount.

4.5                                 If, prior to the Release Date, there is a Due Amount, the parties shall, unless such Due Amount has been paid to the Buyer prior to the Release Date, instruct the Escrow Agents to pay to the Buyer out of the Retention Account the lesser of the Due Amount and the amount standing to the credit of the Retention Account (together with any interest which has accrued on the amount so paid but less any applicable bank charges).

4.6                                 Save as provided elsewhere in this agreement:

4.6.1                        the amount of the Purchase Price paid into the Retention Account shall not be regarded as imposing any limit on the amount of any claims under this agreement or under any of the documents executed pursuant to this agreement;

4.6.2                        if a Due Amount is not satisfied in full from the Retention Account, the Relevant Claim (to the extent not so satisfied) shall remain fully enforceable against the Sellers; and

4.6.3                        nothing in this clause 4 shall prejudice, limit or otherwise affect any right, including to make any claim, or remedy the Buyer may have from time to time against the Sellers either under this agreement or under any of the documents executed pursuant to this agreement.

5.                                      ADJUSTMENT OF PURCHASE PRICE

5.1                                 In this agreement Completion Net Assets,  Completion MCT Provision, and Completion Liabilities have the meanings respectively given in the definitions in paragraph 1 of Part 1 of  Schedule 9 (Completion accounts).

5.2                                 The Purchase Price shall be reduced by deducting the following amounts from the Purchase Price (and so that each such deduction is independent of all other deductions so that the total deduction to be made from the Purchase Price shall be the sum of the deductions under all of the sub-clauses of this sub-clause 5.2 and so that under no circumstances shall the Purchase Price be increased above the Completion Payment other than set out in Clause 5.6):

5.2.1                        the amount, if any, by which the Completion Net Assets are less than £2,050,000;

5.2.2                        the amount by which the Debt exceeds the Estimated Debt.

5.3                                 Within seven days, starting on the day after agreement or determination of the Completion Accounts in accordance with the provisions of  Schedule 9 (Completion Accounts) if the aggregate amount of the Completion Payment exceeds the Purchase Price, the Sellers and the Buyer will irrevocably instruct the Escrow Agent to pay the amount by which the Completion Payment exceeds the Purchase Price to the Buyer from the Retention Account (up to a maximum of the sum (including interest) standing to the credit of the Retention Account) and to the extent that such payment does not fully discharge the sum payable  the Sellers shall repay to the Buyer the balance of the amount required freely to discharge the amount by which the Completion Payment exceeds the Purchase Price and after such payments (if any) then such monies standing to the credit of the Retention Account shall be  dealt with in accordance with clause 4.2.

5.4                                 any such repayment to be made by the Sellers under clause 5.3 shall be paid in the same proportions as received sums under clause 3 (Purchase Price).

5.5                                 Any payment or repayment to be made under clause 5.3 shall be made to the Buyer by telegraphic transfer to an account notified by the Buyer to the Sellers not later than five Business Days following the date on which the Completion Accounts are agreed or determined.

5.6                                 If the amount of the Estimated Debt exceeds the amount of the Debt, the Buyer shall pay to the Sellers by way of additional consideration the amount by which the Estimated Debt exceeds the Debt such sum to be determined in accordance with the provisions of this clause 5 mutatis mutandis and paid by the Buyer to the Sellers no later than five Business Days following the date upon which the Completion Accounts are agreed or determined.

6.                                      COMPLETION

6.1                                 Completion shall take place on the Completion Date:

6.1.1                        at the offices of Buyer’s Solicitors immediately after the signing of this Agreement; or

6.1.2                        at any other place or time as agreed in writing by the Sellers and the Buyer.

6.2                                 At Completion the Sellers shall:

6.2.1                        deliver or cause to be delivered the documents and evidence set out in Part 1 of Schedule 3;

6.2.2                        procure that a board meeting of the Company and each of the Subsidiaries is held at which the matters identified in Part 2 of Schedule 3   are carried out; and

6.2.3                        deliver any other documents referred to in this agreement as being required to be delivered by them.

6.3                                 At Completion the Buyer shall:

6.3.1                        pay the Completion Payment by telegraphic transfer to the Sellers’ Solicitors (who are irrevocably authorised to receive the same) and otherwise in accordance with clause 3.2 and so that such payment shall be applied by the Sellers’ Solicitors as set out in clause 3.2. Payment made in accordance with this clause shall constitute a valid discharge of the Buyer’s obligations under clause 3.2;

6.3.2                        deliver a certified copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it

6.4                                 At Completion, the Sellers and the Buyer shall sign the Escrow Letter and procure that the Escrow Agents sign and deliver the Bank Instruction Letter to the Escrow Bank.

6.5                                 As soon as possible after Completion the Sellers shall send to the Buyer (at the Buyer´s registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company and the Subsidiaries not required to be delivered at Completion and which are not kept at any of the Properties.

7.                                      WARRANTIES

7.1                                 The Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties.

7.2                                 The Sellers warrant and represent to the Buyer that each Warranty is true, accurate and not misleading on the date of this agreement except as Disclosed.

7.3                                 Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or proves to be untrue or misleading, the Sellers shall pay to the Buyer on demand:

7.3.1                        The amount necessary to put the Company and each of the Subsidiaries into the position they would have been in if the Warranty had not been breached or had not been untrue or misleading; and

7.3.2                        All costs and expenses (including, without limitation, damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether directly or indirectly arising) incurred by the Buyer or the Company or any of the Subsidiaries as a result of such breach or of the Warranty being untrue or misleading.

A payment made in accordance with the provisions of clause 7.3 shall include any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to taxation.

7.4                                 Warranties qualified by the expression so far as the Sellers are aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Sellers after they have made all reasonable enquiries.

7.5                                 Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

7.6                                 With the exception of the matters Disclosed, no information of which the Buyer and/or its professional advisers has knowledge (actual constructive or implied,) or which could have been discovered (whether by investigation made by the Buyer or made on its behalf) shall prejudice or prevent any Claim or reduce any amount recoverable thereunder.

7.7                                 The Sellers agree that any information supplied by the Company or any of the Subsidiaries or by or on behalf of any of the employees, directors, agents or officers of the Company and any of the Subsidiaries (Officers) to the Sellers or their advisers in connection with the Warranties, the information Disclosed in the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Sellers, and the Sellers hereby undertake to the Buyer and to the Company, the Subsidiaries and each Officer that they waive any and all claims which they might otherwise have against any of them in respect of such claims.

8.                                      LIMITATIONS ON CLAIMS

8.1                                 The definitions and rules of interpretation in this clause apply in this agreement.

Claim: a claim for breach of any of the Warranties.

Substantiated Claim: a Claim in respect of which liability is admitted in writing by the party against whom such Claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and (if the Court of competent jurisdiction is the County Court in England and Wales) no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

8.2                                 This clause limits the liability of the Sellers in relation to any Claim and any claim under the Tax Covenant.

8.3                                 The liability of the Sellers for all Substantiated Claims and all claims under the Tax Covenant when taken together shall not exceed a sum equal to the aggregate of the Purchase Price (but excluding interest in respect of such Substantiated Claims and the reasonable and proper costs incurred by the Buyer in enforcing such Substantiated Claims) PROVIDED that the maximum liability of each Seller for all Substantiated Claims and any claim under the Tax Covenant shall not exceed the sums set opposite the name of such Seller in Schedule 1.

8.4                                 The Sellers shall not be liable for a Claim unless the liability exceeds £2,000 and the amount of all Substantiated Claims when taken together, exceeds £25,000, in which case the whole amount (and not just the amount by which the limit in this clause is exceeded) is recoverable by the Buyer.

8.5                                 The Sellers are not liable for a Claim to the extent that the Claim:

8.5.1                        relates to matters Disclosed; or

8.5.2                        relates to any matter specifically provided for in the Completion Accounts.

8.6                                 The Sellers are not liable for a Claim or a claim under the Tax Covenant or under the Indemnities in clause 10 unless the Buyer has given the Sellers notice in writing of the Claim or the claim under the Tax Covenant, summarising the nature of the Claim or claim under the Tax Covenant as far as is known to the Buyer and the amount claimed and proceeding in respect of such matter is served no later than 12 months after the date of the initial notice of the Claim or Claim under the Tax Covenant:

8.6.1                        in the case of a claim made under the Tax Warranties or the Tax Covenant, within the period of 7 years beginning with the Completion Date; and

8.6.2                        in any other case, within the period beginning with the Completion Date and ending on 28 February 2009;

8.6.3                        in the case of a claim under the Indemnities in clause 10  within 4 years beginning with the Completion Date.

8.7                                 Conduct of Claims.

8.7.1                        The Buyer shall procure that the conduct, negotiation, settlement or litigation of the claim by or against such third party is, so far as is reasonably practicable, carried out in accordance with the wishes of the Sellers and at their cost, subject to their giving timely instructions to the Buyer and providing reasonable security for any costs and expenses which might be incurred by the Buyer or the Company.

8.7.2                        The Buyer shall not be liable for any delay in giving any notice under Clause 8.7.1 and shall not by reason of such delay be precluded from bringing any such claim against the Sellers.

8.7.3                        The Buyer shall provide and shall procure that the Company provides to the Sellers and the Sellers’ professional advisers reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating any Claim and enabling the Sellers to take the action referred to in Clause 8.7.2 and shall allow the Sellers and their advisers to take copies of any relevant documents or records at their expense.

8.7.4                        PROVIDED that nothing in this clause 8.7 shall oblige the Buyer to carry out any act or to take any action or omit to do anything if the Buyer in its reasonable opinion believes that act or omission would be materially damaging to the goodwill of the Company or the reasonably material commercial interests of the Buyer and/or the Company and/or any of the Subsidiaries.

8.8                                 Nothing in clause 8 applies to a Claim or a claim under the Tax Covenant that arises or is delayed as a result of dishonesty or fraud, by the Sellers or their advisers.

8.9                                 The Sellers shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant up to seven years after the Completion Date.

8.10                           The Sellers shall not be liable for any Claim and/or a claim under Tax Covenant to the extent that:

8.10.1                  the Buyer has actual knowledge of any matter which could give rise to a Claim and/or a claim under the Tax Covenant on or before Completion  and for the purposes of this Agreement, the Buyer shall only be regarded as having actual knowledge of any such matter if details of the matter (in sufficient detail to enable the Buyer to understand the nature and extent of the matter) are contained in the due diligence report dated 25 August 2006 prepared by Hawsons Chartered Accountants;

8.10.2                  it would not have arisen or would have been reduced or eliminated but for:

8.10.2.1                  a failure or omission on the part of the Company to make any claim, election, surrender or disclaimer or the failure or omission after Completion to give any notice or consent to do any other thing the making, giving or doing of which in each case was taken into account in computing the provision or reserve for Tax in the Accounts and was expressly referred to in the Disclosure Letter; or

8.10.2.2                  any claim, election, surrender or disclaimer made or notice or consent given or any other thing done after Completion by the Company or the Buyer or any person connected with them;

8.10.3                  it is attributable to or arises as a result of:

8.10.3.1                  any voluntary act or omission of the Buyer (or any persons deriving title from it) or the Company after Completion outside the ordinary course of business and other than pursuant to a legally binding obligation entered into by the Company before Completion and which the Buyer knew would give rise to such Claim.

8.10.3.2                  the retrospective imposition of Taxation or any increase in rates of Taxation or by a change in the law (whether retrospectively or not) occurring after Completion or the withdrawal after Completion of any published concession or general practice previously made by a Tax Authority;

8.10.3.3                  any change after Completion in the bases upon which the Accounts of the Company are prepared or any change in accounting practice or principles; or

8.10.3.4                  any change after Completion in the date to which the Company makes up its accounts;

8.10.4                  the Buyer is indemnified against any loss or damage suffered by it under the terms of any insurance policy for the time being in force;

8.10.5                  the liabilities under it are contingent, future or unascertainable, in which case the Sellers shall not be liable to recompense the Buyer until such time as the Buyer shall actually have suffered the loss or incurred the liability in question PROVIDED that in the case of a Claim and/or a claim under the Tax Covenant which is contingent only the time limits for bringing such Claim and/or claim under the Tax Covenant pursuant to clause 8.6 shall be extended so that the periods in clauses  8.6.1 and 8.6.2 shall only start to run from the date upon which such liability becomes an actual liability and not from the Completion Date but for the avoidance of doubt the period in clause 8.6 shall remain the same.

8.11                           the Buyer shall not be entitled to reimbursement or restitution more than once in respect of any one Claim and to the extent that the Buyer has recovered monies in respect of any such Claim from a third party howsoever then it shall immediately notify the Sellers and repay to the Sellers the amount recovered less all reasonable costs and expenses incurred by the Buyer the Company or any member of the Buyer’s group of companies in obtaining such recovery.

9.                                      TAX COVENANT

The provisions of Schedule 5 apply in this agreement.

10.                               INDEMNITIES

10.1                           The Sellers undertake to indemnify, and to keep indemnified, the Buyer, the Company and the Subsidiaries against all losses or liabilities (including, without limitation any direct or indirect consequential losses or loss of profit and loss of reputation, damages, claims, demands, proceedings, costs, expenses, penalties, proper and reasonable legal and other professional fees and costs) which may be suffered or incurred by any of them and which arise directly or indirectly in connection with the following:

10.1.1                  the failure to have been insured against the following risks for any period of time up to Completion:-

(a)     product liability

(b)     aviation product liability

(c)     aviation grounding insurance

                                              provided always that the Sellers will not be liable for any claim pursuant to this clause 10.1.1 for which the Buyer has or could reasonably have obtained insurance;

10.1.2                  failure to remove from the Property all asbestos prior to Completion which should have been removed under the asbestos report dated 25 May 2005 from Environcare Midlands Limited

10.1.5 any liability of the Company, Clamonta or the Buyer in respect of:

10.1.5.1.                              the void arrangements for the purchase of own shares from Mr Harrison in March 2005 and/or May 2005;

10.1.5.2.                              any effect which the void arrangements referred to in clause 10.1.5.1. have had or may have on the financial assistance exercise which took place in April 2006.

10.1.5.3.the failure at any time to comply with the provisions of the Articles of Association of Clamonta in respect of Mr Harrison and his rights as a shareholder of Clamonta.

10.1.6              The failure by the Sellers to discharge the Crown Place Liability within 30 days of finalisation of the Completion Accounts provided always that the provisions of clause 8.7 shall have effect with regard to the conduct of all negotiations with Crown Place VCT PLC and that the Sellers shall have no liability pursuant to this clause 10.1.6 to the extent that the amount claimed has been included in and treated as Debt.

10.2                           Any payment made in respect of a claim under this clause 10 shall include:

10.2.1                  an amount in respect of all proper and reasonable costs and expenses incurred by the Buyer or the Company or any of the Subsidiaries in relation to the bringing of the claim ; and

10.2.2                  any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

11.                               PREVIOUS YEAR PROFITS

The Sellers shall pay to the Buyer the sum (if any) by which the Previous Year Profits are less than £900,000 such sum to be paid within 7 days of the date upon which the statutory consolidated accounts of the Clamonta and its subsidiaries for the accounting period ending on 31 October 2006 are approved PROVIDED that if there shall be any dispute as to the amount of the Previous Year Profits such dispute shall be determined by an expert (“the Year End Expert”) appointed in accordance with paragraph 3 of Part 1 of Schedule 9 and acting in accordance with the provisions of such paragraph 3 mutatis mutandis.

12.                               RESTRICTIONS ON SELLERS

12.1                           Each of the Sellers severally covenants with the Buyer that he shall not:

12.1.1                  at any time during the period of 3 years beginning with the Completion Date, in any geographic areas in which any business of the Company or any of the Subsidiaries was carried on at the Completion Date, carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business as the Business was carried on at the Completion Date; or

12.1.2                  at any time during the period of 3 years beginning with the Completion Date, deal with any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company or any of the Subsidiaries; or

12.1.3                  at any time during the period of 3 years beginning with the Completion Date, canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company or any of the Subsidiaries; or

12.1.4                  at any time during the period of 3 years beginning with the Completion Date:

12.1.4.1                  offer employment to, enter into a contract for the services of, or attempt to entice away from the Company or any of the Subsidiaries, any individual who is at the time of the offer or attempt, and was at the Completion Date, employed or directly or indirectly engaged in an executive or managerial position with the Company or any of the Subsidiaries; or

12.1.4.2                  procure or facilitate the making of any such offer or attempt by any other person; or

12.1.5                  at any time after Completion, use in the course of any business:

12.1.5.1                  the words “Clamonta” and/or “Introfocus” ; or

12.1.5.2                  any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company or any of the Subsidiaries; or

12.1.5.3                  anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or

12.1.6                  at any time during a period of 3 years beginning with the Completion Date, solicit or entice away from the Company or any of the Subsidiaries any supplier to the Company or any of the Subsidiaries who had supplied goods and/or services to the Company or any of the Subsidiaries at any time during the 12 months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company or any of the Subsidiaries.

12.2                           The covenants in clause 12 are intended for the benefit of the Buyer, the Company and the Subsidiaries and apply to actions carried out by the Sellers in any capacity and whether directly or indirectly, on the Sellers´ own behalf, on behalf of any other person or jointly with any other person.

12.3                           Nothing in clause 12 prevents the Sellers or any of them from holding for investment purposes only:

12.3.1                  any units of any authorised unit trust; or

12.3.2                  not more than 1% of any class of shares or securities of any company traded on the London Stock Exchange or the Alternative Investment Market in London.

12.4                           Each of the covenants in clause 12 is a separate undertaking by each Seller in relation to himself and his interests and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in clause 12. Each of the covenants in clause 12 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

12.5                           The consideration for the undertakings contained in clause 12 is included in the Purchase Price.

12.6                           Nothing in clause 12 shall prevent the Sellers or any of them from working for the Company and/or the Subsidiaries and/or the Buyer and/or from holding shares in PBI Solutions Limited but so that the relaxation of the provisions of the covenants in this clause 12 in respect of the holding of shares in PBI Solutions Limited shall not permit the Sellers  to do any work (paid or unpaid) for PBI Solutions Limited (other than in respect of winding up the same) in any capacity (including as employee consultant or sub-contractor) or to lend money or provide other financial assistance to that company, whether directly or indirectly.

13.                               CONFIDENTIALITY AND ANNOUNCEMENTS

13.1                           Each of the Sellers severally undertakes to the Buyer to keep confidential the terms of this agreement and all information which they have acquired about the Company and the Subsidiaries and the Buyer´s Group (as such Group is constituted immediately before Completion) and, in the case of the Buyer, all information which it has acquired about the Company´s Group (as such Group is constituted immediately before Completion), and to use the information only for the purposes contemplated by this agreement.

13.2                           The Buyer undertakes to each of the Sellers to keep confidential the terms of this agreement and all information that it has acquired about that Seller and to use the information only for the purposes contemplated by this agreement.

13.3                           The Buyer does not have to keep confidential or restrict its use of information about the Company and the Subsidiaries after Completion.

13.4                           A party does not have to keep confidential or to restrict its use of:

13.4.1                  information that is or becomes public knowledge other than as a direct or indirect result of a breach of this agreement; or

13.4.2                  information that it receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person.

13.5                           Any party may disclose any information that it is otherwise required to keep confidential under clause 13:

13.5.1                  to such professional advisers, consultants and employees or officers of its Group as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

13.5.2                  with the written consent of all the other parties; or

13.5.3                  with the written consent of one party, if such information relates only to that party; or

13.5.4                  to confirm that the sale has taken place, and the date of the sale (but without otherwise revealing any other items of sale or making any other announcement).

13.5.5                  to the extent that the disclosure is required:

13.5.5.1                  by law; or

13.5.5.2                  by a regulatory body, Taxation Authority or securities exchange; or

13.5.5.3                  to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

13.5.5.4                  under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

13.5.5.5                  to protect the disclosing party´s interest in any legal proceedings,

but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

13.6                           Each party shall supply any other party with any information about itself, its Group or this agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

14.                               FURTHER ASSURANCE

The Sellers shall (at their expense) promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

15.                               ASSIGNMENT

15.1                           Except as provided otherwise in this agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

15.2                           Each party that has rights under this agreement is acting on its own behalf.

15.3                           The Buyer may assign its rights under this agreement (or any document referred to in this agreement) but not its obligations to a member of its Group (only after the Completion Accounts have been finalised and determined as provided herein) subject always to the assignee remaining within the Group.

15.4                           If there is an assignment:

15.4.1                  the Sellers may discharge their obligations under this agreement to the assignor until they receive notice of the assignment; and

15.4.2                  the assignee may enforce this agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this agreement.

16.                               WHOLE AGREEMENT

16.1                           This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

16.2                           Nothing in clause 16 operates to limit or exclude any liability for fraud.

17.                               VARIATION AND WAIVER

17.1                           Any variation of this agreement shall be in writing and signed by or on behalf of the parties.

17.2                           Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

17.3                           A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

17.4                           No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

17.5                           No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

17.6                           Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

18.                               COSTS

All costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

19.                               NOTICE

19.1                           A notice given under this agreement:

19.1.1                  shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

19.1.2                  shall be sent for the attention of the person, and to the address or fax number, specified in clause 19 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of clause 19); and

19.1.3                  shall be:

19.1.3.1                  delivered personally; or

19.1.3.2                  sent by fax; or

19.1.3.3                  sent by pre-paid first-class post or recorded delivery; or

19.1.3.4                  (if the notice is to be served by post outside the country from which it is sent) sent by airmail.

19.2                           Any notice to be given to or by all of the Sellers under this agreement is deemed to have been properly given if it is given to or by the Sellers´ representative named in clause 19.3. Any notice required to be given to or by some only of the Sellers shall be given to or by the Sellers concerned (and in the case of a notice to the Sellers) at their address or fax number as set out in Schedule 1  .

19.3                           The addresses for service of notice are:

19.3.1                  Sellers Representative

19.3.1.1                  Name: Hawkins Hatton LLP

19.3.1.2                  Address: Trafalgar House, 47-49 King Street Dudley DY2 8PS

19.3.1.3                  for the attention of: Colin Rodrigues

19.3.1.4                                                                                          fax number: 01384 216 841

19.3.2                  BUYER

19.3.2.1                  Address: Beulah Road Sheffield S6 2AN:

19.3.2.2                  for the attention of:Richard Senior

19.3.2.3                  fax number:0114 286 8843

19.4                           A notice is deemed to have been received:

19.4.1                  if delivered personally, at the time of delivery; or

19.4.2                  in the case of fax, at the time of transmission; or

19.4.3                  in the case of pre-paid first class post or recorded delivery 2 Business Days from the date of posting; or

19.4.4                  in the case of airmail, 7 Business Days from the date of posting; or

19.4.5                  if deemed receipt under the previous paragraphs of clause 19.4 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

19.5                           To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

20.                               INTEREST ON LATE PAYMENT

20.1                           Where a sum is required to be paid under this agreement (other than under the Tax Covenant) but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

20.2                           The rate of interest shall be 2% per annum above the base lending rate for the time being of The Royal Bank of Scotland plc.  Interest shall accrue on a daily basis and be compounded quarterly.

20.3                           Clause 20 is without prejudice to any claim for interest under the law.

21.                               SET OFF

Whenever under this agreement any sum of money shall be recoverable from or payable by the Sellers, or either of them in respect of a Due Amount, a Substantiated Claim or a claim pursuant to clause 10 (Indemnities) or a claim pursuant to clause 11 (Current Year Profits),  the same may be deducted from any sum then due or which at any time thereafter may become due to the Sellers, or either of them, under this or any other agreement with the Buyer or the Company or Clamonta or any of the Subsidiaries including, without limitation, any Service Agreements with the Sellers.  Exercise by the Buyer, or any of them, of its rights under this clause shall be without prejudice to any other rights or remedies available to the Buyer under the Agreement, or otherwise howsoever, at law or in equity.  The right of set off provided for in this clause shall not apply in respect of the basic salary payable pursuant to the Service Agreements to the Sellers or either or them.

22.                               SEVERANCE

22.1                           If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

22.2                           If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

23.                               AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

24.                               THIRD PARTY RIGHTS

24.1                           Subject to clause 24.2, this agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

24.2                           The following provisions are intended to benefit future buyers of the Sale Shares from the Buyer and, where they are identified in the relevant clauses,

the Company and the Subsidiaries and shall be enforceable by them to the fullest extent permitted by law:

24.2.1                  clause 7 and Schedule 4  , subject to clause 8;

24.2.2                  clause 9 and Schedule 5;

24.2.3                  clause 10;

24.2.4                  clause 11;

24.2.5                  clause 13; and

24.2.6                  clause 20.

24.3                           Each of the parties represents to the others that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to this agreement.

25.                               SUCCESSORS

The rights and obligations of the Sellers and the Buyer under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

26.                               COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

27.                               LANGUAGE

If this agreement is translated into any language other than English, the English language text shall prevail.

28.                               GOVERNING LAW AND JURISDICTION

28.1                           This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

28.2                           The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.

29.                               RELEASE OF GUARANTEE

Following Completion the Buyer shall as soon as practicably possible (and in any event no later than 60 days from the date hereof) obtain the release of the Sellers from their respective obligations to HSBC Invoice Finance (UK) Limited pursuant to the agreement dated 17 May 2005 until such time the Buyer shall indemnify the Sellers in full and at all times as an ongoing obligation for all costs, losses, claims, damages, which the Sellers may suffer as a result of breach of this clause by the Buyer.

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1            Particulars of sellers

Part 1.           Particulars of sellers and apportionment of purchase price

Seller´s name, and address	Number of sale shares	Cash consideration	Proportion of purchase price	Maximum Liability
Alan Leslie Wheeler 18 White House Green Solihull West Midlands B91 1SP	635	£1,632,277.06	63.5%	Cash Consideration

Michael Leigh Donovan 72 Sycamore Drive Hollywood Birmingham B47 5QX	365	£938,238.03	36.5%	Cash Consideration

Schedule 2            Particulars of the company and subsidiaries

Part 1.           The Company

Name:	Whedon Limited
Registration number:	05696257
Registered office:	Whitacre Industrial Estate, Nuneaton, Warwickshire CV11 6BX
Authorised share capital Amount: Divided into:	1000 Ordinary shares of £1 each
Issued share capital Amount:	£1000
Registered shareholders (and number of Sale Shares held):	The Sellers as set out in Schedule 1
Beneficial owners of Sale Shares (if different) and number of Sale Shares beneficially owned:	The Sellers as set out in Schedule 1
Directors and shadow directors:	The Sellers
Secretary:	Michael Leigh Donovan
Auditor	PKF (UK) LLP of 45 Great George Street, Queensway, Birmingham B5 2LX
Registered Charges	HSBC Bank plc — Debenture — 19 April 2006

Part 2.           The Subsidiaries

Name:	Clamonta Limited
Registration number:	03816617
Registered office:	Whitacre Industrial Estate, Nuneaton, Warwickshire CV11 6BX
Authorised share capital Amount: Divided into:	£258,732 150,000 ‘A’ Ordinary Shares of £1 each, 107,732 ‘B’ Ordinary Shares of £1 each and 1,000 Preference Shares of £1 each
Issued share capital Amount: Divided into:	£239,982 131,250 ‘A’ Ordinary Shares , 107,732 ‘B’ Ordinary Shares and 1,000 Preference Shares
Registered shareholders (and number of shares held):	The Company — 100%
Beneficial owner of shares (if different) and number of shares beneficially owned:	The Company — 100%
Directors and shadow directors:	The Sellers
Secretary:	Michael Leigh Donovan

Auditor	PKF (UK) LLP of 45 Great George Street, Queensway, Birmingham B5 2LX
Registered Charges

Murray VCT 3 plc — Debenture — 29 October 1999

Murray VCT 2 plc — Debenture — 29 October 1999

Murray VCT plc — Debenture — 29 October 1999

HSBC Bank plc — Debenture — 27 May 2005

HSBC Invoice Finance (UK) Limited — Debenture — 6 June 2005

HSBC Invoice Finance (UK) Limited — Floating Charge — 6 June 2005

Name:	Introfocus Limited
Registration number:	01639209
Registered office:	Whitacre Industrial Estate, Nuneaton, Warwickshire CV11 6BX
Authorised share capital Amount: Divided into:	£36,000 36,000 Ordinary Shares of £1
Issued share capital Amount: Divided into:	£36,000 36,000 Ordinary Shares of £1
Registered shareholders (and number of shares held):	Clamonta Limited - 100%
Beneficial owner of shares (if different) and number of shares beneficially owned:
Directors and shadow directors:	Michael Leigh Donovan Alan Leslie Wheeler
Secretary:	Michael Leigh Donovan
Auditor	PKF (UK) LLP of 45 Great George Street, Queensway, Birmingham B5 2LX
Registered Charges	HSBC Bank plc — Legal Mortgage — 17 May 2005 HSBC Bank plc — Debenture — 17 May 2005

Schedule 3            Completion

Part 1.           What the Sellers shall deliver to the Buyer at Completion

1.                                       At Completion, the Sellers shall deliver or cause to be delivered to the Buyer the following documents and evidence:

(a)                                  transfers of the Sale Shares executed by the registered holders in favour of the Buyer;

(b)                                 the share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

(c)                                  the waivers, consents and other documents required to enable the Buyer to be registered as the holder of the Sale Shares;

(d)                                 an irrevocable power of attorney in agreed form given by the Sellers in favour of the Buyer to enable the beneficiary (or its proxies) to exercise all voting and other rights attaching to the Sale Shares before the transfer of the Sale Shares is registered in the register of members;

(e)                                  the original of any power of attorney under which any document to be delivered to the Buyer under this paragraph 1 has been executed;

(f)                                    certificates in respect of all issued shares in the capital of each of the Company´s Subsidiaries and transfers, in favour of any person the Buyer directs, of all shares in any Subsidiary held by a nominee for the Company or another Subsidiary;

(g)                                 in relation to the Company and each of the Subsidiaries, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

(h)                                 the written resignation executed as a deed and in the agreed form, of Janette Donovan and Eileen Wheeler as employees of the Company and the Subsidiaries.

(i)                                     the written resignation of the auditors of the Company and of each of the Subsidiaries accompanied in each case by:

(i)                                              a statement that there are no circumstances connected with the auditors´ resignation which should be brought to the notice of the members or creditors of the Company or, in the case of a Subsidiary, of the Subsidiary; and

(ii)                                           a written assurance that the resignation and statement have been, or will be, deposited at the registered office of the Company or Subsidiary (as the case may be) in accordance with section 394 of the Companies Act 1985;

(j)                                     a certified copy of the minutes of the board meetings held pursuant to Part 2 of Schedule 3  ;

(k)                                  in relation to the Company and each of the Subsidiaries:

(i)                                              statements from each bank at which any of those companies has an account, giving the balance of each account at the close of business on the last Business Day before Completion;

(ii)                                           all cheque books in current use and written confirmation that no cheques have been written since those statements were prepared;

(iii)                                        details of their cash book balances;

(iv)                                       reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered; and

(v)                                          redemption figures from HSBC Bank plc showing the amount required to be paid on Completion to discharge fully the amounts owing to HSBC Bank plc by the Company and the Subsidiaries;

(vi)                                       redemption figures from Crown Place VCT plc showing the amount required to be paid on Completion to discharge fully the Crown Place Liability by the Company and the Subsidiaries with the exception of the monies due under the anti embarrassment provision which will be dealt with upon finalisation of the Completion Accounts ;

(l)                                     confirmation in writing signed by the Sellers in a form satisfactory to the Buyer that neither the Sellers nor any person Connected with the Sellers is indebted to the Company or any of the Subsidiaries and that neither the Company nor any of the Subsidiaries is indebted to or subject to any liability or obligation (actual or contingent) to the Sellers or any person Connected to the Sellers.

(m)                               evidence, in agreed form, that the Company and the Subsidiaries have been discharged from any responsibility for the indebtedness, or for the default in the performance of any obligation, of any other person; and

(n)                                 a written statement showing the estimated amount at Completion of:

(i)                                              mainstream corporation tax payable by the Company and the Subsidiaries; and

(ii)                                           the Completion Net Assets; and

(o)                                 a letter from the Sellers’ Solicitors on headed paper addressed to the Buyer and the Company confirming that:

(i)                                              all sums whether or not invoiced and however payable to the Sellers’ Solicitors by the Company and/or the Subsidiaries have been paid; and

(ii)                                           there are no sums due or to become due from the Company or any of the Subsidiaries to the Sellers’ Solicitors and

attached to the letter will be copies of all invoices from the Sellers’ Solicitors to the Company and the Subsidiaries rendered or paid in the period 4 months up to Completion.

Part 2.           Matters for the board meetings at Completion

1.                                          The Sellers shall cause a board meeting of the Company and each of the Subsidiaries to be held at Completion at which the matters set out in Part 2 of Schedule 3   shall take place.

2.                                          A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfers being stamped at the cost of the Buyer.

3.                                          All directors secretaries and auditors of the Company and the Subsidiaries shall resign from their offices and employment with the Company and the Subsidiaries with effect from the end of the relevant board meeting.

4.                                          Service agreements in the agreed form shall be entered into between each of the following persons and the Buyer:-

(a)          Alan Leslie Wheeler; and

(b)          Michael Leigh Donovan

5.                                          The persons the Buyer nominates shall be appointed as directors and secretary of the Company and of each of the Subsidiaries (but not exceeding any maximum number of directors contained in the relevant company´s articles of association). The appointments shall take effect at the end of the board meeting.

6.                                       Ernst & Young shall be appointed as the auditors of the Company and each of the Subsidiaries with effect from the end of the relevant board meeting.

6.                                          All the existing instructions and authorities to bankers shall be revoked and replaced with new instructions and authorities to those banks in the form the Buyer requires.

7.                                          The address of the registered office of the Company and of each of the Subsidiaries shall be changed to the address required by the Buyer.

8.                                          The accounting reference date of the Company and of each of the Subsidiaries shall be changed to the date required by the Buyer.

Schedule 4            Warranties

Part 1.           General warranties

1.                                      POWER TO SELL THE COMPANY

1.1                                 The Sellers have all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it.

1.2                                 This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of the agreement and such other documents.

1.3                                 Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

1.3.1      any agreement or instrument to which the Sellers is a party or by which it is bound; or

1.3.2      any order, judgment, decree or other restriction applicable to the Sellers.

2.                                      SHARES IN THE COMPANY AND SUBSIDIARIES

2.1                                 The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2                                 The Sellers are the sole legal and beneficial owners of the Sale Shares.

2.3                                 Part 2 of Schedule 2  lists all the Subsidiaries as at the date of this agreement and sets out particulars of their allotted and issued share capital.

2.4                                 The Company is the sole legal and beneficial owner of the whole allotted and issued share capital of Clamonta and Clamonta is the sole legal and beneficial owner of the whole of each of the Subsidiaries (other than Clamonta).

2.5                                 The issued shares of the Subsidiaries are fully paid up.

2.6                                 The Sale Shares and the issued shares of the Subsidiaries are free from all Encumbrances and no commitment has been given to create an Encumbrance affecting the Sale Shares or the issued shares of the Subsidiaries.

2.7                                 No right has been granted to any person to require the Company or any of the Subsidiaries to issue any share capital and no Encumbrance has been created and no commitment has been given to create an Encumbrance in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company or any of the Subsidiaries.

2.8                                 Neither the Company nor any of the Subsidiaries has at any time: -

2.8.1                        purchased, redeemed or repaid any of its own share capital; or

2.8.2                        given any financial assistance in connection with the purchase of its share capital or the share capital of its holding company (as that expression is defined in section 736 of the Companies Acts) as it would fall within sections 151 to 158 of the Companies Acts.

3.                                      INFORMATION

3.1                                 All information contained in the Disclosure Letter is complete, accurate and not misleading.

3.2                                 The particulars relating to the Company and the Subsidiaries in this agreement are accurate and not misleading.

4.                                      COMPLIANCE WITH LAWS

4.1                                 The Company and each of the Subsidiaries has at all times conducted its business in accordance with its memorandum and articles of association and with all applicable laws and regulations which could have a material adverse effect on the business.

5.                                      LICENCES AND CONSENTS

5.1                                 The Company and each of the Subsidiaries has all necessary licences, consents, permits and authorities necessary to carry on its business in the United Kingdom and in the manner in which its business is now carried on, all of which are valid and subsisting.

5.2                                 So far as the Sellers are aware there is no reason why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

6.                                      INSURANCE

6.1                                 The insurance policies maintained by or on behalf of the Company and the Subsidiaries provide full indemnity cover against all losses and liabilities including business interruption and other risks that are normally insured against by a person carrying on the same type of business as the Company and the Subsidiaries.

6.2                                 The particulars of insurance policies maintained by or on behalf of the Company and the Subsidiaries are set out in the Disclosure Letter are accurate and not misleading.

6.3                                 There are no material outstanding claims under, or in respect of the validity of, any of those policies and so far as the Sellers are aware there are no circumstances to give rise to any claim under any of those policies.

6.4                                 All the insurance policies are in full force and effect, are not void or voidable and so far as the Sellers are aware nothing has been done or not done which could make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such policy.

6.5                                 Complete and accurate details of the employers liability insurers for the Company and the Subsidiaries for all periods since incorporation of the Company and each of the Subsidiaries have been Disclosed.

7.                                      POWER OF ATTORNEY

There are no powers of attorney in force given by the Company or any of the Subsidiaries and no person, as agent or otherwise, is entitled or authorised to bind or commit the Company or any of the Subsidiaries to any obligation not in the ordinary course of the Company’s or any Subsidiary’s business.

8.                                      DISPUTES AND INVESTIGATIONS

8.1                                 Neither the Company nor any of the Subsidiaries nor any of their respective Directors nor any person for whom the Company or any of the Subsidiaries is vicariously liable:

8.1.1      is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

8.1.2      is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

8.2                                 No such proceedings, investigation or inquiry as are mentioned in paragraph 8.1 of this Schedule 4   have been threatened in writing or are pending and so far as the Sellers are aware there are no circumstances to give rise to any such proceedings.

9.                                      DEFECTIVE PRODUCTS

Other than returns and credit notes in the normal course of the Company’s business or that of the Subsidiaries details of all of which are set out in the Disclosure Letter neither the Company nor any of the Subsidiaries has manufactured or sold any products which were at the time they were  manufactured or sold, faulty or defective or did not comply with warranties or representations expressly made or implied by or on behalf of the Company or any relevant Subsidiary.

10.                               COMPETITION

10.1                           The definition in this paragraph applies in this agreement.

10.2                           Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

10.3                           Neither the Company nor any of the Subsidiaries is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company or any of the Subsidiaries conduct business and no Director is engaged in any activity which would be an offence or infringement under any such Competition Law.

10.4                           Neither the Company nor any of the Subsidiaries is affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction and neither the Company nor any of the Subsidiaries have given any undertakings or commitments to such bodies which affect the conduct of any business carried on at Completion of the Company or any of the Subsidiaries.

10.5                           Neither the Company nor any of the Subsidiaries is in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty for decision declaring such aid to be compatible with the common market.

11.                               CONTRACTS

11.1                           The definition in this paragraph applies in this agreement.

11.2                           Material Contract: an agreement to which the Company or any of the Subsidiaries is a party or is bound by and which is of material importance to the business, profits or assets of the Company or any of the Subsidiaries.

11.3                           Except for the agreements Disclosed, neither the Company nor any of the Subsidiaries is a party to or subject to any agreement which:

11.3.1                  is a Material Contract; or

11.3.2                  is of a long term, unusual or exceptional nature or restricts the freedom of the Company or any of the Subsidiaries; or

11.3.3                  is not in the ordinary and usual course of business of the Company or any of the Subsidiaries; or

11.3.4                  involves agency or distributorship; or

11.3.5                  involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

11.3.6                  involves or is likely to involve an aggregate consideration payable by or to the Company or any of the Subsidiaries in excess of £5,000; or

11.3.7                  is not on arm’s length terms.

11.4                           Each Material Contract is in full force and effect and binding on the parties to it. Neither the Company nor any of the Subsidiaries have defaulted under or breached a Material Contract and:

11.4.1                  no other party to a Material Contract has defaulted under or breached such a contract; and

11.4.2                  no such default or breach by the Company, any of the Subsidiaries or any other party so far as the Sellers are aware is or has been threatened.

11.5                           No notice of termination of a Material Contract has been received or served by the Company or any of the Subsidiaries and there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

12.                               TRANSACTIONS WITH THE SELLERS

12.1                           There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following, or between any of the Subsidiaries and any of the following:

12.1.1                  the Sellers or  any person Connected with any of the Sellers; or

12.1.2                  any director of a member of the Company’s Group or any person Connected with such a member or director.

12.2                           None the Sellers, nor any person Connected with the Sellers, is entitled to a claim of any nature against the Company or any of the Subsidiaries or has assigned to any person the benefit of a claim against the Company or any of those Subsidiaries to which the Sellers or a person Connected with the Sellers would otherwise be entitled.

13.                               FINANCE AND GUARANTEES

13.1                           No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any of the Subsidiaries or any third party in respect of borrowings or other obligations of the Company or the Subsidiaries or any other person.

13.2                           Neither the Company nor any of the Subsidiaries has any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company or the Subsidiaries other than debts that have arisen in the normal course of business.

13.3                           Neither the Company nor any of the Subsidiaries has:

13.3.1                  factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

13.3.2                  waived any right of set-off it may have against any third party.

13.4                           All debts (less any provision for bad and doubtful debts) owing to the Company or any of the Subsidiaries reflected in the Accounts and all debts subsequently recorded in the books of the Company and the Subsidiaries have either prior to the date of this agreement been realised or will, within three months after the date of this agreement, realise in cash their full amount  as included in those Accounts or books and none of those debts nor any part of them has been outstanding for more than two months from its due date for payment.

13.5                           Full particulars of all money borrowed by the Company and each of the Subsidiaries (including full particulars of the terms on which such money has been borrowed) have been Disclosed.

13.6                           No indebtedness of the Company or any of the Subsidiaries is due and payable and no security over any of the assets of the Company or any of the Subsidiaries is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. Neither the Company nor any of the Subsidiaries has received any notice whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company or the Subsidiaries.

14.                               INSOLVENCY

14.1                           Neither the Company nor any of the Subsidiaries:

14.1.1                  is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned; and

14.1.2                  has stopped paying its debts as they fall due.

14.2                           No step has been taken to initiate any process by or under which:

14.2.1                  the ability of the creditors of the Company, or any of the Subsidiaries, to take any action to enforce their debts is suspended, restricted or prevented; or

14.2.2                  some or all of the creditors of the Company or any of the Subsidiaries accept, by agreement or in pursuance of a court order, an amount less than the respective sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company or any of the Subsidiaries; or

14.2.3                  a person is appointed to manage the affairs, business and assets of the Company, or any of the Subsidiaries, on behalf of the Company’s or any of the Subsidiaries’ creditors; or

14.2.4                  the holder of a charge over the Company’s assets or over any of the Subsidiaries’ assets is appointed to control the business and assets of the Company or any of the Subsidiaries.

14.3                           In relation to the Company and each of the Subsidiaries:

14.3.1                  no administrator has been appointed;

14.3.2                  no documents have been filed with the court for the appointment of an administrator; and

14.3.3                  no notice of intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

14.4                           No process has been initiated which could lead to the Company or any of the Subsidiaries being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

14.5                           No distress, execution or other process has been levied on an asset of the Company or any of the Subsidiaries.

15.                               ASSETS

15.1                           The Company or one of the Subsidiaries is the full legal and beneficial owner of, and has good and marketable title to, all the assets included in the Accounts, any assets acquired since the Accounts Date and all other assets used by the Company or the Subsidiaries except for those disposed of since the Accounts Date in the normal course of business and such assets are free from any Encumbrance.

15.2                           None of the  assets shown in the Accounts or acquired by the Company or any of the Subsidiaries since the Accounts Date or used by the Company or any of the Subsidiaries is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

15.3                           The Company or one of the Subsidiaries is in possession and control of all the assets included in the Accounts, or acquired since the Accounts Date and all other assets used by the Company or the Subsidiaries, except for those Disclosed as being in the possession of a third party in the normal course of business.

15.4                           The assets of the Company and of each of the Subsidiaries comprise all the assets necessary for the continuation of the relevant company’s business in the manner in which such business has been carried on as at the Accounts Date and as at Completion.

16.                               CONDITION OF PLANT AND EQUIPMENT AND STOCK IN TRADE

16.1                           The plant, machinery, equipment and vehicles used in connection with any business carried on at Completion by the Company or any of the Subsidiaries:

16.1.1                  are in working order and have been regularly maintained;

16.1.2                  are capable of doing the work for which they were designed; and

16.1.3                  are not surplus to the current or proposed requirements of the Company and the Subsidiaries.

16.1.4                  has been maintained and operated in accordance with any associated lease or hire purchase agreement.

16.2                           The stock-in-trade (including work-in-progress and net of any provisions made in the ordinary course of business as set out in the Completion Accounts) of the Company and the Subsidiaries is in good condition, is not excessive and is adequate in relation to current trading requirements of the Company and the Subsidiaries and is capable of being sold by the Company or relevant Subsidiary in the ordinary course of its business in accordance with its current price list without discount, rebate or allowance to a buyer.

17.                               INTELLECTUAL PROPERTY

17.1                           The definition in this paragraph applies in this agreement.

17.2                           Intellectual Property Rights: all patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or material unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

17.3                           Complete and accurate particulars are set out in Schedule 8 of all registered and unregistered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned, used or held for use by the Company and the Subsidiaries.

17.4                           With the exception of rights in confidential information and the matters referred to in paragraph 17.3 of this Schedule 4  , no Intellectual Property Rights are owned, used, or held for use by the Company or any of the Subsidiaries, in connection with any business carried on at Completion by the Company or any of the Subsidiaries. In relation to rights in confidential information:

17.4.1                  the Company and the Subsidiaries have not disclosed or permitted to be disclosed any such information (other than to the extent necessary in the ordinary course of business or for the purpose of disclosure to their professional advisers) to any person except the Buyer; and

17.4.2                  the Company and the Subsidiaries do not own rights in any confidential information which may be capable of patent protection or which, if disclosed other than subject to conditions of confidentiality, might have a material adverse effect on any business carried on at Completion by the Company or any of the Subsidiaries.

17.5                           The activities of the Company and each of the Subsidiaries, and of any licensee of Intellectual Property Rights granted by the Company or any of the Subsidiaries, have not infringed any Intellectual Property Rights of any third party. No such activities constitute or have constituted any breach of confidence, passing off or actionable unfair competition in any jurisdiction. No such activities give or have given rise to any obligation to pay any royalty, fee, compensation or any other sum.

18.                               INFORMATION TECHNOLOGY

18.1                           The definitions in this paragraph apply in this agreement.

18.2                           IT System: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or in relation to any business carried on [at Completion] by the Company or any of the Subsidiaries.

18.3                           Complete and accurate particulars of the IT System and all IT Contracts are set out in Schedule 7

18.4                           The Company is the owner of the IT System, free from Encumbrances and all other rights exercisable by third parties. The Company has obtained all necessary rights from third parties to enable it to make exclusive and unrestricted use of the IT System.

18.5                           The elements of the IT System:

18.5.1                  are functioning properly and in accordance with all applicable specifications;

18.5.2                  are not defective in any respect;

18.5.3                  have sufficient capacity and performance to meet the current requirements of the business carried on at Completion by the Company or any of the Subsidiaries;

18.5.4                  have not been and will not within the next 12 months be affected by any changes in dates (past, present or future); and

18.5.5                  are capable of performing functions in multiple currencies, including the euro.

19.                               DATA PROTECTION

The Company and the Subsidiaries have fully complied with the requirements of all applicable legislation concerning rights in respect of privacy and personal data.

20.                               EMPLOYMENT

20.1                           The definitions in this paragraph apply in this agreement.

20.2                           Employment Legislation: legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers, including but not limited to any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against the Company or any of the Subsidiaries by any Employee or Worker.

20.3                           Employee: any person employed by the Company or any of the Subsidiaries under a contract of employment.

20.4                           Worker: any person who personally performs work for the Company or any of the Subsidiaries but who is not in business on their own account or in a client/customer relationship.

20.5                           The name of each person who is a Director is set out in Schedule 2  .

20.6                           The Disclosure Letter includes details of all Employees and Workers of the Company and the Subsidiaries, the particulars of each Employee and Worker and the principal terms of each contract including:

20.6.1                  the company which employs or engages them;

20.6.2                  their remuneration (including any benefits and privileges provided or which the Company or the relevant Subsidiary is bound to provide to them or their dependants, whether now or in the future);

20.6.3                  the commencement date of each contract and, if an Employee, the date on which continuous service began;

20.6.4                  the length of notice necessary to terminate each contract, or if a fixed term, the expiry date of the fixed term and details of any previous renewals;

20.6.5                  the type of contract (whether full or part-time or other);and

20.6.6                  date of birth;

20.7                           The Disclosure Letter includes anonymised details of all persons who are not Workers and who are providing services to the Company or any of the Subsidiaries under an agreement which is not a contract of employment with the Company or the relevant Subsidiary (including, in particular, where the individual acts as a consultant or is on secondment from a company which is not a member of the Company’s Group) and the particulars of the terms on which the individual provides services, including:

20.7.1                  the company which engages them;

20.7.2                  the remuneration of each individual (including any benefits and privileges provided or which the Company or any of the Subsidiaries is bound to provide);and

20.7.3                  the length of notice necessary to terminate each agreement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals.

20.8                           The Disclosure Letter includes anonymised details of all Employees and Workers of the Company and the Subsidiaries who are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason.

20.9                           No notice to terminate the contract of employment of any Employee or Worker of the Company or any of the Subsidiaries (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened  and (so far as the Sellers are aware) no dispute under any Employment Legislation or otherwise is outstanding between the Company or any of the Subsidiaries and any of the current or former Employees or Workers relating to the relevant contract, its termination and any reference given by the Company or any of the Subsidiaries regarding them.

20.10                     No questionnaire has been served on the Company or any of the Subsidiaries by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.

20.11                     No offer of employment or engagement has been made by the Company or by any of the Subsidiaries that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

20.12                     All contracts between the Company or any of the Subsidiaries and their Employees and Workers are terminable at any time on three months’ notice or less without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability other than wages, commission or pension.

20.13                     Neither the Company nor any of the Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, and there is no agreed procedure for redundancy selection.

20.14                     Neither the Company nor any of the Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its Directors, Employees or Workers any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Company or any of the Subsidiaries.

20.15                     Neither the Company nor any of the Subsidiaries has incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

20.16                     Neither the Company nor any of the Subsidiaries has made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director, officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

20.17                     Neither the Company nor any of the Subsidiaries is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and there is nothing likely to give rise to such a dispute or claim.

20.18                     There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

20.19                     Neither the Company nor any Subsidiary has offered, promised or agreed to any future variation in the contract of any Employee or Worker.

20.20                     The Disclosure Letter includes true, complete and accurate:

20.20.1            copies of all contracts, handbooks, policies and other documents which apply to the Employees and Workers, identifying which applies to which individual;

20.20.2            copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may affect any Employee or Worker.

20.21                     In respect of each Employee and Worker, the Company and the Subsidiaries have:

20.21.1            performed all  obligations and duties they are required to perform (and settled all outstanding claims), arising under contract, statute, at common law or in equity or under any treaties including the EC Treaty or laws of the European Community or otherwise;

20.21.2            complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives; and

20.21.3            maintained adequate, suitable and up to date records.

21.                               ENVIRONMENTAL

21.1                           The definitions in this paragraph apply in this agreement.

21.2                           Environment: air, water and land, all living organisms and natural or man-made structures.

21.3                           Environmental Law: any law in so far as it relates to Environmental Matters.

21.4                           Environmental Matters: the protection of human health, the protection and condition of the Environment, the condition of the workplace, the generation, transportation, storage, treatment, emission, deposit and disposal of any Hazardous Substance or Waste.

21.5                           Hazardous Substance: any natural or artificial substance (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation), capable of causing harm to any human or other living organism or the Environment.

21.6                           Waste: all waste, including any unwanted or surplus substance irrespective of whether it is capable of being recycled or recovered or has any value.

21.7                           All permits, consents and licences required or issued under Environmental Law which are necessary for carrying on the business of the Company or any of the Subsidiaries are in full force and effect and have been complied with and there are no circumstances (including, but not limited to, the sale of the Sale Shares to the Buyer) likely to give rise to the modification, suspension or revocation of, or lead to the imposition of unusual or onerous conditions on, or to prejudice the renewal of, any of those permits, consents or licences.

21.8                           The Company and each of the Subsidiaries have at all times materially complied with all Environmental Laws

21.9                           There are no Hazardous Substances or Waste at any of the Properties in circumstances which constitute a breach of Environmental Law or which may lead to a liability, obligation or duty being imposed under Environmental Law on the Company or the Subsidiaries by any competent authority or third party.

22.                               PROPERTY

22.1                           The definitions in this paragraph apply in this agreement.

22.2                           Previously-owned Land and Buildings: any land and buildings that has or have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company or any of the Subsidiaries, but which are either:

(a)                                  no longer owned, occupied or used by the Company or any of the Subsidiaries, or

(b)                                 owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance.

22.3                           Properties: the freehold and leasehold land and buildings, short particulars of which are set out in Schedule 8 and includes any part or parts of them and Property means any one of them or any part or parts of any one of them.

22.4                           The particulars of the Properties set out in Schedule 8 are true, complete and accurate.

22.5                           The Properties are the only land and buildings owned, used or occupied by the Company and the Subsidiaries.

22.6                           Neither the Company nor any of the Subsidiaries has any right of ownership, right to use, option, right of first refusal or contractual obligation to purchase or any other legal or equitable right affecting any land and buildings other than the Properties.

22.7                           Neither the Company, nor any company that is or has at any time been a Subsidiary, has any actual or contingent liability in respect of Previously-owned Land and Buildings.

22.8                           Neither the Company, nor any company that is or has at any time been a Subsidiary, has given any guarantee or indemnity for any liability relating to any of the Properties, any Previously-owned Land and Buildings or any other land and buildings.

22.9                           All written replies to enquiries given by or on behalf of the Sellers in relation to the Properties were complete and accurate at the date they were given and would still be complete and accurate if the replies were instead being given on the Completion Date.

23.                               ACCOUNTS

23.1                           The Accounts have been prepared in accordance with the Companies Acts and with accounting standards, policies, principles and practices generally accepted in the UK at the time when they were signed off and in accordance with the law and give a true and fair view of the state of affairs of the Company and the Subsidiaries, and of the Company’s Group as a whole as at the Accounts Date and of the profit and loss of the Company and the Subsidiaries, and of the Company’s Group, for the financial year ended on that date.

23.2                           The Accounts:

23.2.1                  make proper and adequate provision or reserve for all bad and doubtful debts, obsolete or slow-moving stocks, for depreciation on fixed assets and for liabilities (including contingent liabilities)_ and Taxation (including deferred Taxation);

23.2.2                  do not overstate the value of fixed assets; and

23.2.3                  do not understate any liabilities (whether actual or contingent).

23.3                           The Accounts are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

23.4                           The Accounts have been prepared on a basis consistent with the audited accounts of, as the case may be, the Company, the Subsidiaries or the consolidated accounts of the Company and the Subsidiaries, for the two prior accounting periods without any change in accounting policies used.

24.                               ACCOUNTING, FINANCIAL

24.1                           All accounting and financial records of the Company and the Subsidiaries (including the statutory books of the Company and each of the Subsidiaries):

24.1.1                  have been properly prepared, filed and maintained;

24.1.2                  constitute an accurate record of all matters required by law to appear in them;

24.1.3                  do not contain any material inaccuracies or discrepancies;

24.1.4                  are in the possession of the Company or the Subsidiary to which they relate; and

24.1.5                  comply with all applicable laws.

24.2                           No notice has been received or allegation made that any of those records are incorrect or should be rectified.

25.                               CHANGES SINCE ACCOUNTS DATE

25.1                           Since the Accounts Date:

25.1.1                  the Company and each of the Subsidiaries has conducted its business in the normal course and as a going concern as regards the nature, extent and manner of carrying it on;

25.1.2                  there has been no material adverse change in the turnover, financial position of the Company or any of the Subsidiaries nor the loss of any supplier or customer;

25.1.3                  neither the Company nor any of the Subsidiaries has issued or agreed to issue any share or loan capital;

25.1.4                  no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company or any of the Subsidiaries;

25.1.5                  neither the Company nor any of the Subsidiaries has borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company or any of the Subsidiaries in excess of £10,000 and neither the Company nor any of the Subsidiaries has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by the Company or any of the Subsidiaries in excess of £10,000; and

25.1.6                  no shareholder resolutions of the Company or any of the Subsidiaries have been passed other than as routine business at an annual general meeting;

26.                               EFFECT OF SALE OF SALE SHARES

26.1                           Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this agreement will:

26.1.1                  cause the Company or any of the Subsidiaries to lose the benefit of any right or privilege it presently enjoys; or

26.1.2                  relieve any person of any obligation to the Company or any of the Subsidiaries (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or any of the Subsidiaries, or to exercise any right in respect of the Company or any of the Subsidiaries; or

26.1.3                  so far as the Sellers are aware (without having investigated the same)result in any officer or senior Employee leaving the Company or any of the Subsidiaries or receiving any payment or benefit.

27.                               RETIREMENT BENEFITS

27.1                           Neither the Company nor any of the Subsidiaries has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (Pensionable Employees) and no proposal or announcement has been made to any Employee or officer of the Company or any of the Subsidiaries about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any pension, lump sum, death, ill-health, disability or accident benefit.

27.2                           No proposal or announcement has been made to any Employee or to any officer of the Company or any of the Subsidiaries about the introduction, continuance, increase or improvement of any pension, lump sum, death, ill-health, disability or accident benefit.

27.3                           The Company and the Subsidiaries have facilitated access for its Pensionable Employees to a designated stakeholder scheme as required by Section 3 of the Welfare Reform and Pensions Act 1999.

27.4                           No discrimination on grounds of sex is, or has at any stage been, made in the provision of pension, lump sum, death, ill-health, disability or accident benefits by the Company or any of the Subsidiaries in relation to any of the Pensionable Employees.

Part 2.           Tax warranties

1.                                      GENERAL

1.1                                 All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company or any Subsidiary to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were punctually submitted, were accurate and complete when supplied and remain accurate and complete in all material respects and none of the above is, or is likely to be, the subject of any material dispute with any Taxation Authority.

1.2                                 All Taxation (whether of the United Kingdom or elsewhere) for which the Company or any Subsidiary is or has been liable or is liable to account for has been duly paid (insofar as such Taxation ought to have been paid).

1.3                                 Neither the Company nor any Subsidiary has made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not under any obligation to do so.

1.4                                 Neither the Company nor any Subsidiary has paid within the past [seven] years ending on the date of this agreement, or will become liable to pay, any penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA 1970 or any other Taxation Statute.

1.5                                 Neither the Company nor any Subsidiary has within the past 12 months been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority and the Seller is not aware (without having investigated the same) of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

1.6                                 The amount of Taxation chargeable on the Company or any Subsidiary during any accounting period ending on or within the six years before Completion has not, to any material extent, depended on any concession, agreements or other formal or informal arrangement with any Taxation Authority.

1.7                                 All transactions in respect of which any clearance or consent was required from any Tax Authority have been entered into by the Company or any relevant Subsidiary after such consent or clearance has been properly obtained, any application for such clearance or consent has been made on the basis of full and accurate disclosure of all relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

1.8                                 The Company and the Subsidiaries have duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts and none of such claims, disclaimers or elections are likely to be disputed or withdrawn.

1.9                                 The Disclosure Letter contains full particulars of all matters relating to Taxation in respect of which the Company or any Subsidiary is or at Completion will be entitled to:

1.9.1      make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute or provision; and/or

1.9.2      appeal against any assessment or determination relating to Taxation; and/or

1.9.3      apply for a postponement of Taxation.

1.10                           Neither the Company nor any Subsidiary is or will become liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation of any other person where that other person fails to discharge liability to Taxation to which he is or may be primarily liable.

1.11                           The Company and any Subsidiary has sufficient records (on the basis of current law and practice) to determine the tax consequence which would arise on any disposal or realisation of any asset owned at the Accounts Date or acquired since that date but prior to Completion.

2.                                      CHARGEABLE GAINS

2.1                                 The book value shown or adopted for the purposes of the Accounts as the value of each of the assets of the Company or any Subsidiary on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible under section 38 of TCGA 1992.

3.                                      CAPITAL ALLOWANCES

3.1                                 No balancing charge under the CAA 2001 (or any other legislation relating to capital allowances) would be made on the Company or any Subsidiary on the disposal of any pool of assets (that is, all those assets whose expenditure would be taken into account in computing whether a balancing charge would arise on a disposal of any of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool or (as the case may be) for the asset.

3.2                                 No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by, the Company or any Subsidiary under the CAA 2001 (or any other legislation relating to capital allowances).

4.                                      DISTRIBUTIONS

4.1                                 No distribution or deemed distribution within the meaning of sections 209, 210 or 211 of ICTA 1988 has been made (or will be deemed to have been made) by the Company or any Subsidiary after 5 April 1965 except dividends shown in their audited accounts and neither the Company nor any Subsidiary is bound to make any such distribution.

4.2                                 No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or any Subsidiary or which the Company or any of the Subsidiaries are under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax.

4.3                                 Neither the Company nor any Subsidiary has within the period of seven years preceding Completion been engaged in, nor been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988.

5.                                      LOAN RELATIONSHIPS

5.1                                 All interests, discounts and premiums payable by the Company or any Subsidiary in respect of its loan relationships (within the meaning of section 81 of the Finance Act 1996) are eligible to be brought into account by the Company or the Subsidiaries as a debit for the purposes of Chapter II of Part IV of the Finance Act 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company or the Subsidiaries.

6.                                      CLOSE COMPANIES

6.1                                 Neither the Company nor any Subsidiary has at any time during the last six years ending at the Accounts Date been a close company within the meaning of sections 414 and 415 of ICTA 1988.

6.2                                 Neither the Company nor any Subsidiary has in any accounting period beginning after 31 March 1989 been a close investment-holding company as defined in section 13A of ICTA 1988.

6.3                                 No distribution within section 418 of ICTA 1988 has been made by the Company or any Subsidiary during the last six years ending at the Accounts Date, nor have such distributions been made between the Accounts Date and Completion.

6.4                                 Any loans or advances made or agreed to be made by the Company or any Subsidiary within sections 419 and 420 or 422 of ICTA 1988 have been disclosed in the Disclosure Letter and neither the Company nor any Subsidiary has released or written off or agreed to release or write off the whole or any part of any such loans or advances.

7.                                      GROUP RELIEF

7.1                                 Except as provided in the Accounts, neither the Company nor any Subsidiary is or will be obliged to make or be entitled to receive any payment for group relief as defined in section 402(6) of ICTA 1988 in respect of any period ending on or before the Accounts Date, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

8.                                      GROUPS OF COMPANIES

8.1                                 Neither the Company nor any Subsidiary has entered or agreed to enter into an election pursuant to section 171A of TCGA 1992 or paragraph 66 of Schedule 29 to the Finance Act 2002.

8.2                                 The execution or completion of this agreement or any other event since the Accounts Date will not result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company or any Subsidiary for Taxation purposes pursuant to section 179 of TCGA 1992, paragraphs 58 or 60 of Schedule 29 to the Finance Act 2002 or as a result of any other Event (as defined in the Tax Covenant) since the Accounts Date.

8.3                                 Neither the Company nor any Subsidiary has ever been party to any arrangements pursuant to section 36 of the Finance Act 1998 (group payment arrangements).

8.4                                 Neither the Company nor any Subsidiary has been, and is not, required by Schedule 28AA of ICTA 1988 to compute its profits or losses as if an arm’s length provision had been made instead of any actual provision.

9.                                      INTANGIBLE ASSETS

9.1                                 For the purposes of this paragraph 9, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Schedule 29 to the Finance Act 2002 to which the provisions of that Schedule apply and references to an intangible fixed asset shall be construed accordingly.

9.2                                 The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and the Subsidiaries and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company or any Subsidiary. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

9.3                                 No claims or elections have been made by the Company or any Subsidiary under Part 7 of, or paragraph 86 of Schedule 29 to, the Finance Act 2002 in respect of any intangible fixed asset of the Company or any Subsidiary.

9.4                                 Since the Accounts Date:

9.4.1                        neither the Company nor any Subsidiary owns an asset which has ceased to be a chargeable intangible asset in the circumstances described in paragraph 108 of Schedule 29 to the Finance Act 2002;

9.4.2                        neither the Company nor any Subsidiary has realised or acquired an intangible fixed asset for the purposes of Schedule 29 to the Finance Act 2002; and

9.4.3                        no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company or any Subsidiary on a revaluation of an intangible fixed asset.

10.                               COMPANY RESIDENCE AND OVERSEAS INTERESTS

10.1                           The Company and the Subsidiaries have within the past seven years been resident in the United Kingdom for corporation tax purposes and have not at any time in the past seven years been treated for the purposes of any double taxation arrangements having effect by virtue of section 249 of the Finance Act 1994, section 788 of ICTA 1988 or for any other tax purpose as resident in any other jurisdiction.

10.2                           Neither the Company nor any Subsidiary has without the prior written consent of HM Treasury caused, permitted or entered into any of the transactions specified in section 765 of ICTA 1988 (migration of companies).

10.3                           Neither the Company nor any Subsidiary holds shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom in circumstances such that a chargeable gain accruing to the company not resident in the United Kingdom could be apportioned to the Company and/or any Subsidiary pursuant to section 13 of TCGA 1992.

10.4                           Neither the Company nor any Subsidiary is holding or has held in the past seven years any interest in a controlled foreign company within section 747 of ICTA 1988, and neither of them has any material interest in an offshore fund as defined in section 759 of ICTA 1988.

10.5                           Neither the Company nor any Subsidiary has a permanent establishment outside the UK.

11.                               ANTI-AVOIDANCE

11.1                           All transactions or arrangements made by the Company or any Subsidiary have been made on fully arm’s length terms and there are no circumstances in which section 770A of, or Schedule 28AA to, ICTA 1988 or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes.

11.2                           Neither the Company nor any Subsidiary has at any time been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that there was a risk that the Company or relevant Subsidiary could be liable to taxation as a result of the principles in W.T Ramsey Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324), as developed in subsequent cases.

12.                               INHERITANCE TAX

12.1                           Neither the Company nor any Subsidiary has made any transfer of value within sections 94 and 202 of the IHTA 1984, nor has it received any value such that liability might arise under section 199 of the IHTA 1984, nor has it been a party to associated operations in relation to a transfer of value as defined by section 268 of the IHTA 1984.

12.2                           There is no unsatisfied liability to inheritance tax attached to or attributable to the Sale Shares or any asset of the Company or any Subsidiary and none of them are subject to any HM Revenue & Customs charge as mentioned in section 237 and 238 of the IHTA 1984.

12.3                           No asset owned by the Company or any Subsidiary, nor the Sale Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of the IHTA 1984.

13.                               VAT

13.1                           The Company and the Subsidiaries are each taxable persons and are duly registered for the purposes of VAT with quarterly prescribed accounting periods, such registration not being pursuant to paragraph 2 of Schedule 1 to the VATA 1994 or subject to any conditions imposed by or agreed with HM Revenue & Customs and neither the Company nor any Subsidiary is (nor are there any circumstances by virtue of which they may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

13.2                           The Company and each Subsidiary have complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.

13.3                           All supplies made by the Company or any Subsidiary are taxable supplies and neither the Company nor any Subsidiary has been or will be denied full credit for all input tax by reason of the operation of sections 25 and 26 of the VATA 1994 and regulations made thereunder or for any other reasons and no VAT paid or payable by the Company or any Subsidiary is not input tax as defined in section 24 of the VATA 1994 and regulations made thereunder.

13.4                           Neither the Company nor any Subsidiary is or has been for VAT purposes a member of any group of companies (other than the group comprising the Company and the Subsidiaries alone) and no act or transaction has been effected in consequence whereof the Company or any Subsidiary is or may be held liable for any VAT arising from supplies made by another company and no direction has been given nor will be given by HM Revenue & Customs under Schedule 9A to the VATA 1994 as a result of which the Company or any Subsidiary would be treated for the purposes of VAT as a member of a group other than the group comprising the Company and the Subsidiaries alone.

13.5                           For the purposes of paragraph 3(7) of Schedule 10 to the VATA 1994, the Company or any Subsidiary or any relevant associates of such companies (within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994) has exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10 to the VATA 1994) only in respect of those Properties listed (as having been the subject of such an election) in the Disclosure Letter and:

13.5.1                  all things necessary for the election to have effect have been done and in particular any notification and information required by paragraph 3(6) of Schedule 10 to the VATA 1994 has been given and any permission required by paragraph 3(9) of Schedule 10 to the VATA 1994 has been properly obtained; and

13.5.2                  no election has or will be disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 2(3AA) of Schedule 10 to the VATA 1994.

13.6                           Neither the Company nor any Subsidiary owns or has at any time within the period of ten years preceding the date hereof owned any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

13.7                           Neither the Company nor any Subsidiary has made any claim for bad debt relief under section 36 of the VATA 1994 and there are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid or there could be a claw back of input VAT from any Company or any Subsidiary under section 36(4) of the VATA 1994.

14.                               STAMP DUTY AND STAMP DUTY LAND TAX

14.1                           Any document that may be necessary or desirable in proving the title of the Company or any Subsidiary to any asset which is owned by the Company or any Subsidiary at Completion or any document which the Company or any Subsidiary may wish to enforce or produce in evidence is duly stamped for stamp duty purposes.

14.2                           Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion and which will affect the Company or any Subsidiary.

14.3         The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48, Finance Act 2003) acquired or held by the Company or any Subsidiary before Completion in respect of which the Seller is aware or ought reasonably to be aware that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

Schedule 5            Tax covenant

1.                     INTERPRETATION

1.1                The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

Buyer’s Relief: means:

(1)                                 any Accounts Relief (as defined in paragraph 1.1.1 of the definition of Liability for Taxation) or Repayment Relief (as defined in paragraph 1.1.2 of the definition of Liability for Taxation);

(2)                                 any Post Completion Relief of the Company or any Subsidiary (as defined in paragraph 1.1.3 of the definition of Liability for Taxation); and

(3)                                 any Relief, whenever arising, of the Buyer or any member of the Buyer’s Tax Group other than the Company or any Subsidiary.

Buyer’s Tax Group: the Buyer and any other company or companies which either are or become after Completion, or have within the seven years ending at Completion, been treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Event: includes (without limitation) the expiry of a period of time, the Company or any Subsidiary becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

Liability for Taxation: any liability of the Company or a Subsidiary to make a payment of or in respect of Tax, whether or not the same is primarily payable by the Company or the relevant Subsidiary and whether or not the Company or the relevant Subsidiary has or may have any right of reimbursement against any other person or persons and also includes:

1.1.1                        the Loss of any Relief (Accounts Relief) where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Completion Accounts (or which, but for such Relief, would have appeared in the Completion Accounts) or where such Relief was treated as an asset of the Company or the relevant Subsidiary in the Completion Accounts or was taken into account in computing any deferred Tax asset which appears in the Completion Accounts (Loss of an Accounts Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Company or the relevant Subsidiary had sufficient profits or was otherwise in a position to use the Relief;

1.1.2                        the Loss of any right to repayment of Tax (including any repayment supplement) (Repayment Relief) which was treated as an asset in the Completion Accounts (Loss of a Repayment Relief), in which case the amount of the Liability for Taxation shall be the amount of the Loss of the right to repayment and any related repayment supplement;

1.1.3                        the set off or use against income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before Completion of any Relief (Post Completion Relief) or right to repayment of Tax (including any repayment supplement) which is not available before Completion, but arises after Completion in circumstances where, but for such set off or use, the Company or the relevant Subsidiary would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Sellers under this Tax Covenant (Loss of a Post-Completion Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax saved by the Company or the relevant Subsidiary as a result of such set off or use.

1.1.4                       any liability of the Company or any Subsidiary to make a payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company or the relevant Subsidiary has agreed to meet or pay a sum equivalent to or by reference to another person´s Tax liability, in which case the Liability for Taxation shall be equal to the amount of the liability.

Loss: any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or clawback for whatever reason.

Overprovision: the amount by which any provision in the Completion Accounts relating to Tax (other than a provision for deferred Tax) is overstated (except to the extent that such overstatement results from the utilisation of a Buyer´s Relief), applying the accounting policies, principles and practices adopted in relation to the preparation of the Completion Accounts (and ignoring the effect of any change in law made after Completion).

Relief: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

Saving: the reduction or elimination of any liability of the Company or a Subsidiary to make an actual payment of corporation tax in respect of which the Sellers would not have been liable under paragraph 2 by the use of any Relief arising wholly as a result of a Liability for Taxation in respect of which the Sellers have made a payment under paragraph 2 of this Tax Covenant.

Tax: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction, and any penalty, fine, surcharge, interest, charges or costs relating thereto, and Taxation shall have the same meaning.

Tax Claim: any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Buyer, the Company or a Subsidiary is or may be subject to a Liability for Taxation or other liability in respect of which the Sellers are or may be liable under this Tax Covenant.

Taxation Authority: HM Revenue & Customs, the Inland Revenue, HM Customs & Excise, the Department of Social Security and any other governmental or other authority whatsoever competent to impose any Tax, whether in the United Kingdom or elsewhere.

Taxation Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2                References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3                References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4                A reference to an Event occurring on or before Completion includes a series or combination of Events, all of which were or the first of which was an Event occurring on or before Completion or which commenced on or before Completion.

1.5                Any reference to something occurring in the ordinary course of business shall, without prejudice to the generality thereof, be deemed not to include:

1.5.1                                    anything which involves, or leads directly or indirectly to, any liability of the Company or the relevant Subsidiary to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer’s Tax Group), or is the liability of the Company or the relevant Subsidiary only because some other person, other than a member of the Buyer’s Tax Group, has failed to pay it or is the liability of the Company or the relevant Subsidiary because it has elected to be regarded as taxable or liable or to be regarded as having made a disposal; or

1.5.2                                    anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms; or

1.5.3                                    anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-Group debt or the Company or any Subsidiary becoming or ceasing to be or being treated as ceasing to be a member of a Group or as becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

1.5.4                                    anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which include, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Liability for Taxation; or

1.5.5                                    anything which gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

1.5.6                                    anything which involves, or leads directly or indirectly to, a change of residence of the Company or any of the Subsidiaries for Tax purposes.

1.6                Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

2.                     COVENANT

2.1                The Sellers covenant with the Buyer that, subject to the provisions of this Tax Covenant, the Sellers shall be jointly and severally liable to pay to the Buyer by way of repayment of the Purchase Price for the Sale Shares, to the extent possible but not so as to limit the amount payable where not wholly possible, an amount equal to any:

2.1.1                                    Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company or any of the Subsidiaries on or before Completion;

2.1.2                                    Liability for Taxation which arises solely as a result of the relationship for Tax purposes of the Company or any of the Subsidiaries with any person other than a member of the Buyer’s Tax Group whensoever arising;

2.1.3                                    any Liability for Taxation falling within paragraph 1.1.1 to paragraph 1.1.4 of the definition of Liability for Taxation;

2.1.4                                    any Liability for Taxation which is a liability for inheritance tax which:

2.1.4.1               arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring); or

2.1.4.2               has given rise at Completion to a charge on any of the Sale Shares or assets of the Company or any of the Subsidiaries; or

2.1.4.3               gives rise after Completion to a charge on any of the Sale Shares in or assets of the Company or any of the Subsidiaries as a result of the death of any person within seven years of a transfer of value which occurred before Completion; and

2.1.5                                    costs and expenses referred to in paragraph 10.

2.2                For the purposes of this Tax Covenant, in determining whether a charge on the shares in or assets of the Company or any of the Subsidiaries arises at any time or whether there is a liability for inheritance tax, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Covenant as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

2.3                The provisions of section 213 of IHTA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax falling within this paragraph 2.

3.                     PAYMENT DATE AND INTEREST

3.1                Where the Sellers are liable to make any payment under paragraph 2, the due date for the making of that payment (Due Date) shall be the earlier of the date falling seven days after the Buyer has served a notice on the Sellers demanding that payment and in a case:

3.1.1                                    that involves an actual payment of Tax by the Company or any of the Subsidiaries, (including any payment pursuant to paragraph 2.1.5) the date on which the Tax in question would have had to have been paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

3.1.2                        that falls within paragraph 1.1.1 of the definition of Liability for Taxation, the last date on which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief occurs (assuming for this purpose that the Company or the relevant Subsidiary had sufficient profits or was otherwise in a position to use the Relief); or

3.1.3                        that falls within paragraph 1.1.2 of the definition of Liability for Taxation, the date on which the repayment was due from the relevant Taxation Authority; or

3.1.4                        that falls within paragraph 1.1.3 of the definition of Liability for Taxation, the date on which the Tax saved by the Company or the relevant Subsidiary is or would have been required to be paid to the relevant Taxation Authority; or

3.2         that falls within paragraph 1.1.4 of the definition of Liability for Taxation not later than the fifth day before the day on which the Company or the relevant Subsidiary is due to make the payment or repayment. Any dispute as to the amount specified in any notice served on the Sellers under paragraph 3.1.1 to paragraph 3.1.5 shall be determined by the auditors of the Company or the relevant Subsidiary for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Sellers and the Buyer).

3.3         if any sums required to be paid by the Sellers under this Tax Covenant are not paid on the Due Date then, except to the extent that the Sellers´ liability under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 4% per annum over the base rate from time to time of HSBC Bank plc or (in the absence thereof) at such similar rate as the Buyer selects from the day following the Due Date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

4.                     EXCLUSIONS

4.1                The covenant contained in paragraph 2 shall not cover any Liability for Taxation to the extent that:

4.1.1                                    a provision or reserve in respect thereof is made in the Completion Accounts; or

4.1.2                                    it arises or is increased as a result only of any change in the law of Tax announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

4.1.3                                    it would not have arisen but for a change after Completion in the accounting bases on which the Company or any of the Subsidiaries values its assets (other than a change made in order to comply with UK GAAP); or

4.1.4                                    the Buyer is compensated for any such matter under any other provision of this agreement; or

4.1.5                                    it would not have arisen but for a voluntary act or transaction carried out by the Buyer, the Company or any of the Subsidiaries after Completion, being an act which:

4.1.5.1                                       is not in the ordinary course of business; or

4.1.5.2                                       could reasonably have been avoided; or

4.1.5.3                                       the Company or the relevant Subsidiary was not legally committed to do under a commitment that existed on or before Completion; or

4.1.5.4     the Buyer was aware would give rise to the Liability for Taxation;

4.1.6                                    such Liability to Tax was paid or discharged on or before Completion;

4.1.7                                    the Liability for Taxation arises as a result of any income, profits or gains earned, accrued or received, or any Event occurring after Completion in the ordinary course of business of the Company;

4.1.8                                    such Liability for Taxation was paid or discharged at no expense to the Buyer or the Company; or

4.1.9                                    such Liability for Taxation would not have arisen but for an increase in the number of associated companies (within the meaning of Section 13(4) Taxes Act) of the Company on or after Completion; or

4.1.10                  it is a Liability for Taxation that arises due to the loss of the small companies rate of Corporation Tax solely in consequence of joining the group of which the Buyer is a member

4.1.11                  such Liability for Tax is in respect of income, profits or gains earned or accrued in respect of any period ended on or before the Completion Date and were actually received by the Company but were not reflected in the Completion Accounts; or

4.1.12                  such Liability for Tax or other liability would not have arisen but for or is increased by any failure by the Buyer or the Company to comply with its obligations under this Deed ; or

4.1.13                  such Liability for Tax consists of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Shares pursuant to the Agreement..

5.                     OVERPROVISIONS

5.1                If, on or before the seventh anniversary of Completion, the auditors for the time being of the Company or any of the Subsidiaries certify (at the request and expense of the Sellers) that any provision for Tax in the Completion Accounts has proved to be an Overprovision, then:

5.1.1                        the amount of any Overprovision shall first be set off against any payment then due from the Sellers under this Tax Covenant;

5.1.2                        to the extent that there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers under this Tax Covenant (and not previously refunded under this Tax Covenant) or in respect of any Claim up to the amount of such excess; and

5.1.3                        to the extent that such excess as referred to in paragraph 5.1.2 is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Sellers under this Tax Covenant or in respect of any Claim.

5.2                After the Company´s or the relevant Subsidiary´s auditors have produced any certificate under this paragraph 5, the Sellers or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company or the relevant Subsidiary (as the case may be) to review (at the expense of the Sellers) that certificate in the light of all relevant circumstances, including any facts of which they were not or it was not aware, and which were not taken into account, at the time when such certificate was produced and to certify whether, in their opinion, the certificate remains correct or whether, in light of those circumstances, it should be amended.

5.3                If the auditors make an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Sellers (as the case may be) as soon as reasonably practicable.

5.4              If the Buyer becomes aware that an Overprovision may have been made at any time up to the date upon which the statutory accounts of the Company and its Subsidiaries up to the first accounting reference date after completion are signed, the Buyer shall ask the auditors of the Company to certify whether there has been an Overprovision in accordance with that Clause 5.

6.                     SAVINGS

6.1                If (at the Sellers´ request and expense) the auditors for the time being of the Company or any Subsidiary determine that the Company or the relevant Subsidiary has obtained a Saving, the Buyer shall, as soon as reasonably practicable thereafter, repay to the Sellers the lesser of:

6.1.1                        the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer, the Company or the relevant Subsidiary; and

6.1.2                        the amount paid by the Sellers under paragraph 2 in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Sellers under any provision of this Tax Covenant or otherwise.

6.2                  If the Buyer becomes aware that the Company has obtained a saving at anytime up to the date upon which the statutory accounts of the Company and Subsidiaries up to the first accounting reference date following completion are signed, the Buyer shall request the auditors of the Company to certify whether there has been a Saving.

6.3                  In determining whether the Company has obtained a Saving, the auditors of the Company will act as experts and not as arbitrators and that determination will (in the absence of manifest error) be conclusive and binding on the parties.

7.                     RECOVERY FROM THIRD PARTIES

7.1                Where the Sellers have paid an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation and the Buyer, the Company or any of the Subsidiaries is or becomes entitled to recover from some other person (not being the Buyer, the Company or any of the Subsidiaries or any other company within the Buyer´s Tax Group), any amount in respect of such Liability for Taxation, the Buyer shall or shall procure that the Company or the relevant Subsidiary shall:

7.1.1                        notify the Sellers of its entitlement as soon as reasonably practicable; and

7.1.2                        if required by the Sellers and, subject to the Buyer, the Company or the relevant Subsidiary being secured and indemnified by the Sellers against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company or the relevant Subsidiary takes all reasonable steps to enforce that recovery against the person in question (keeping the Sellers fully informed of the progress of any action taken), provided that the Buyer shall not be required to take any action pursuant to this paragraph 7.1 which, in the Buyer´s reasonable opinion, is likely to harm its, the Company´s or the relevant Subsidiary´s commercial relationship (potential or actual) with that or any other person.

7.2              If the Buyer, the Company or any of the Subsidiaries recovers any amount referred to in paragraph 7.1 the Buyer shall account to the Sellers for the lesser of:

7.2.1                        any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that amount has already been made good by the Sellers under paragraph 7.1.2); and

7.2.2                        the amount paid by the Sellers under paragraph 2 in respect of the Liability for Taxation in question.

8.                     CONDUCT OF TAX CLAIMS

8.1                If the Buyer, the Company or any of the Subsidiaries becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Sellers as soon as is reasonably practicable, provided that if any of the Sellers receive any Tax Claim for whatever reason, they shall notify the Buyer in writing as soon as is reasonably practicable and the Buyer shall be deemed, on receipt of such notification, to have given the Sellers notice of such Tax Claim in accordance with the provisions of this paragraphs 8, provided always that the giving of such notice shall not be a condition precedent to the Sellers´ liability under this Tax Covenant.

8.2                                 Provided the Sellers indemnify and secure the Buyer and the Company or the relevant Subsidiary to the Buyer´s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, the Buyer shall take and shall procure that the

Company or the relevant Subsidiary shall take such action as the Sellers may reasonably request by notice in writing given to the Buyer, the Company or the relevant Subsidiary to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (such a Tax Claim where action is so requested being hereinafter referred to as a Dispute), provided that neither the Buyer, the Company nor the relevant Subsidiary shall be obliged to appeal or procure an appeal against any assessment to Tax raised on any of them if, the Sellers having been given written notice of the receipt of such assessment, the Buyer, the Company or the relevant Subsidiary have not within 14 days of the date of the notice received instructions in writing from the Sellers to do so.

8.3                If:

8.3.1                        the Sellers do not request the Buyer, the Company or the relevant Subsidiary to take any action under paragraph 8.2 or fail to indemnify and secure the Buyer, the Company or the relevant Subsidiary to the Buyer´s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Sellers) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim, and which period shall not in any event exceed a period of 14 days; or

8.3.2                        any of the Sellers (or the Company or the relevant Subsidiary before Completion) has been involved in a case involving fraudulent conduct or wilful default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

8.3.3                        the Dispute involves an appeal against a determination by the General or Special Commissioners of the VAT and Duties Tribunal, unless the Sellers have obtained the opinion of Tax counsel of at least 5 years´ standing that there is a reasonable prospect that the appeal will succeed, the Buyer, the Company or the relevant Subsidiary shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer, the Company or the relevant Subsidiary may in its absolute discretion considers fit.

8.4                                 Subject to paragraph 10.3, by agreement in writing between the Buyer and the Sellers, the conduct of a Dispute may be delegated to the Sellers on such terms as may be agreed from time to time between the Buyer and the Sellers provided that, unless the Buyer and the Sellers specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

8.4.1                        the Buyer, the Company or the relevant Subsidiary shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

8.4.2                        the appointment of solicitors or other professional advisers shall be subject to the written approval of the Buyer, such approval not to be unreasonably withheld or delayed;

8.4.3                        all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer, the Company or the relevant Subsidiary for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed; and

8.4.4                        the Sellers shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Tax of the Buyer, the Company or any relevant Subsidiary without the prior approval of the Buyer, the Company or the relevant Subsidiary (as may be appropriate), such approval not to be unreasonably withheld or delayed.

8.5                                 The Buyer shall provide and shall procure that the Company or relevant Subsidiary provides to the Sellers and the Sellers’ professional advisers reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Sellers to take such action as is referred to in this paragraph 8

8.6                                 Neither the Buyer, the Company nor any of the Subsidiaries shall be subject to any claim by or liability to any of the Sellers for non-compliance with any of the foregoing provisions of this paragraph 10 if the Buyer, the Company or any of the Subsidiaries has bona fide acted in accordance with the instructions of any one or more of the Sellers.

9.                     GROSSING UP

9.1                All sums payable by the Sellers to the Buyer under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law.  If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Sellers shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

9.2                If the Buyer incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

9.3                If the Buyer would, but for the availability of a Buyer´s Relief, incur a taxation liability falling within paragraph 9.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

10.              COSTS AND EXPENSES

The covenant contained in paragraph 2 of this Tax Covenant shall extend to all costs and expenses incurred by the Buyer, the Company or any of the Subsidiaries in connection with any matter included under paragraph 2 of this Tax Covenant and the enforcement of rights under this Tax Covenant.

Schedule 9            Completion Accounts

Part 1.           General

DEFINITIONS

The definitions in this paragraph apply in this agreement.

Completion Accounts: the consolidated profit and loss account and consolidated balance sheet of the Company and its Subsidiaries, for the Completion Period and stating the amount of the Completion Net Assets, the Completion Profit, the Debt  the Completion MCT Provision, the HP Liabilities and the Completion Liabilities prepared in accordance with and subject to the provisions of this Schedule.

Completion Net Assets: the result of the following calculation:-

(1) the aggregate of the amounts attributed in the Completion Accounts to the following assets:-

•                  Property

•                  Plant, Machinery and Tooling

•                  Office Equipment Furniture and Computers

•                  Stock and Work in Progress

•                  Debtors

•                  Prepayments

(2)           and then deducting from the aggregate of the sums in (1) the aggregate of the amounts attributed in the Completion Accounts to the following liabilities:-

•                  Trade Creditors (Purchase Ledger)

•                  Accruals (excluding accrued interest on Debt until the date of Completion)

•                  PAYE and NIC

•                  VAT

•                  the Completion Liabilities (to the extent not taken into account in any other heading)

Completion Period: the period commencing on the day after the Accounts Date up to and including the Completion Date.

Completion Profit: the consolidated profit on ordinary activities before Taxation of the Company and its Subsidiaries for the Completion Period as shown in the Completion Accounts but without releasing the General Provision.

Draft Completion Accounts: a draft of the Completion Accounts prepared in accordance with the requirements of this Schedule.

Expert: a person appointed in accordance with paragraph 3 of Part 1 of this Schedule to resolve any dispute arising in the preparation of the Completion Accounts.

Sellers’ Accountants: PKF (UK) LLP of 45 Great Charles Street, Queensway, Birmingham, B3 2LX.

UK GAAP: generally accepted accounting principles applied in the UK, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards FRSSE and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board Limited, in each case as in force at the date of this agreement.

“General Provision”  a general provision standing as a charge against the consolidated profit of the Company and its Subsidiaries and included in the balance sheet of the Company and the Subsidiaries in the sum of £55,000

“Completion Liabilities” All other Liabilities of the Company at Completion other than:-

•             HP Liabilities in the sum of £283,526.53

•             Taxation (including deferred tax)

•                                      Sums payable to trade creditors in the ordinary and normal course of the business of the Company and its Subsidiaries in respect of goods supplied.

•                                             Accruals

•                                             Debt

all as determined in accordance with UK GAAP.

“Completion MCT Provision”: that part of the Completion Tax Provisions which is mainstream corporation tax in respect of the Completion Period.

“HP Liabilities”: the aggregate of all sums owing by the Company and its Subsidiaries at Completion in respect of the hire purchase agreements listed in Schedule 10 and for the avoidance of doubt to exclude any interest element which accrues and is payable after Completion.

2.             PREPARATION OF COMPLETION ACCOUNTS

2.1                                 The Seller shall procure that the Sellers’ Accountants prepare the Draft Completion Accounts as soon as reasonably practical after the Completion Date and in any event not later than 28 days thereafter.

2.2                                 The Buyer shall give such assistance and access to information as the Sellers’ Accountants may reasonably require to enable them to prepare the Draft Completion Accounts within the period referred to in paragraph 2.1..

2.3                                 Subject to the preparation of the Draft Completion Accounts in accordance with paragraph 2.1, the Sellers shall deliver a copy of the Draft Completion Accounts to the Buyer no later than 28 days after the Completion Date.

2.4                                 The Buyer shall ensure that, within 21 days starting on the day after delivery of the Draft Completion Accounts to the Buyer, the Buyer  shall submit to the Sellers and the Sellers’ Accountants a report stating whether or not they agree with the Completion Accounts (and in the case of disagreement, the areas of dispute).

2.5                                 If the Buyer agrees the Draft Completion Accounts, the parties shall ensure that the Buyer´ and the Sellers´ Accountants  certify the Draft Completion Accounts as being the Completion Accounts within 14 days of the Sellers’ Accountants receiving the report of the Buyer and the Completion Accounts shall then become final and binding on the parties for the purpose of this agreement.

2.6                                 If the Buyer disagrees with the Draft Completion Accounts, the parties shall endeavour to agree any matter in dispute. If the matter in dispute is resolved by agreement between the parties, the Buyer and the Sellers´ Accountants shall certify the Draft Completion Accounts (subject to any amendment agreed between the parties) as being the Completion Accounts and they shall become final and binding on the parties for the purpose of this agreement.

2.7                                 If the parties are unable to resolve any disagreement within 28 days of the delivery of the report of the Buyer the disagreement shall be referred to an Expert.

2.8                                 Save as provided in paragraph 3 and that the prepared and reasonably incurred costs of the Sellers pursuant to this clause 2 (but not any cost pursuant to clause 3) shall be payable by Clamonta (up to £10,000 excluding VAT of the Sellers’ accountants will be borne by Clamonta subject to a provision to the same as an accrual in the Completion Accounts but not included in the Completion Liabilities with any excess over £10,000 plus VAT being treated as one of the Completion Liabilities) the Buyer and the Sellers shall bear and pay their own costs incurred in connection with the preparation and agreement of the Draft Completion Accounts and Completion Accounts.

3.             EXPERT

3.1                                 An Expert is a person appointed in accordance with this paragraph 3 to resolve a dispute arising in relation to the Completion Accounts.

3.2           The parties shall agree on the appointment of an independent Expert.

3.3                                 If the parties are unable to agree on an Expert within seven days of either party serving details of a suggested expert on the other, either party may request the President for the time being of the Institute of Chartered Accountants in England and Wales (“the Institute”) to appoint an Expert  Chartered Accountant  of repute with experience in the preparation of the Completion Accounts.

3.4                                 The Expert shall prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of two months of the matter being referred to him.

3.5                                 If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by paragraph 3.4 then:

3.5.1      either party may apply to the Institute to discharge the Expert and to appoint a replacement Expert with the required expertise; and

3.5.2      this paragraph 3 applies in relation to the new Expert as if he were the first Expert appointed.

3.6                                 All matters under this paragraph 3 shall be conducted, and the Expert´s decision shall be written, in the English language.

3.7                                 The parties are entitled to make submissions to the Expert including oral submissions and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

3.8                                 To the extent not provided for by this paragraph 3, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

3.9                                 Each party shall, with reasonable promptness, supply each other with all information and give each other access to all documentation and personnel as each other reasonably requires to make a submission under this paragraph 3.

3.10                           The Expert shall act as an expert and not as an arbitrator. The Expert shall determine any dispute, which may include any issue involving the interpretation of any provision of this agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert´s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

3.11                           Each party shall bear its own costs in relation to the Expert. The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally or in such other proportions as the Expert directs.

4.             BASIS OF COMPUTATION

4.1                                 The Completion Accounts shall be prepared in accordance with the provisions of Part 2 of this Schedule 9.

Part 2.           Accounting Policies.

1.             COMPLETION ACCOUNT PRIORITIES

The Completion Accounts shall be prepared in accordance with UK GAAP and the accounting principles, practices, policies and procedures applied in the Accounts (to the extent that these are consistent with UK GAAP) as applicable to the Company and its Subsidiary at Completion. The policies applied in the Accounts in respect of work in progress stock and stock provisions shall be applied consistently in the Completion Accounts.

Sale and Purchase Agreement

Schedules

SCHEDULE 1             PARTICULARS OF SELLERS

Part 1.  Particulars of sellers and apportionment of purchase price

SCHEDULE 2             PARTICULARS OF THE COMPANY AND SUBSIDIARIES

Part 1.  The Company

Part 2.  The Subsidiaries

SCHEDULE 3             COMPLETION

Part 1.  What the Sellers shall deliver to the Buyer at Completion

Part 2.  Matters for the board meetings at Completion

SCHEDULE 4             WARRANTIES

Part 1.  General warranties

Part 2.  Tax warranties

SCHEDULE 5             TAX COVENANT

SCHEDULE 6             INTELLECTUAL PROPERTY RIGHTS

Part 1.  Registered intellectual property rights

Part 2.  Material unregistered intellectual property rights

Part 3.  Intellectual property rights licensed from third parties

Part 4.  Intellectual property rights licensed to third parties

SCHEDULE 7             INFORMATION TECHNOLOGY

SCHEDULE 8             PARTICULARS OF PROPERTIES

Part 1.  Freehold properties

Part 2.  Leasehold properties

Part 3.  Freehold properties

SCHEDULE 9             COMPLETION ACCOUNTS

Part 1.  General

Part 2.  Accounting Policies

SCHEDULE 10           HP LIABILITIES

SCHEDULE 11           ESTIMATED DEBT

EXECUTED AS A DEED by the above named ALAN LESLIE WHEELER in the presence of:	) /s/ Alan Leslie Wheeler ) )
Witness: /s/ Darnelia Tarbnok Name: Darnelia Tarbnok Address: 47, 49 King Street, Dudley Occupation: Solicitor

EXECUTED AS A DEED by the above named MICHAEL LEIGH DONOVAN in the presence of:	) /s/ Michael Leigh Donovan ) )
Witness: /s/ Darnelia Tarbnok Name: Darnelia Tarbnok Address: 47, 49 King Street, Dudley Occupation: Solicitor

EXECUTED AS A DEED by the above named THORNTON PRECISION COMPONENTS LIMITED acting as its attorney Matthew Bell in the presence of /s/ Roger Dyson hlw Commercial Lawyers LLP	) /s/ Matthew Bell ) ) ) ) ) )